Exhibit 10.1

CREDIT AGREEMENT

among

STELLUS PRIVATE CREDIT BDC
as Borrower

ZIONS BANCORPORATION, N.A. d/b/a AMEGY BANK

as Administrative Agent,

Swingline Lender and LC Issuer

and

THE LENDERS PARTY TO THIS AGREEMENT

Dated: September 30, 2022

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
1.1	Definitions	1
1.2	Other Definitional Provisions	36
1.3	Classification of Loans and Borrowings	36
1.4	Accounting Terms	36
1.5	UCC Terms	37
1.6	Rounding	37
1.7	References to Agreement and Laws	37
1.8	Divisions	37
1.9	Time	37
1.10	Rates	38

ARTICLE 2 COMMITMENTS, LOANS, AND LCS		38
2.1	Revolving Credit Facility	38
2.2	Method of Borrowing, Funding of Loans, and Minimum Amounts	40
2.3	Continuations and Conversions	41
2.4	Subfacility for Letters of Credit	41
2.5	Cash Collateral	44
2.6	Defaulting Lenders	45
2.7	Swingline Loans	48
2.8	Increase in Commitments	49
2.9	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	50

ARTICLE 3 INTEREST, FEES, AND PAYMENTS		51
3.1	Interest Rates	51
3.2	Payment of Principal and Interest	51
3.3	Prepayments	52
3.4	Computations of Interest and Fees	54
3.5	General Payment Terms	55
3.6	Pro Rata Treatment and Sharing of Payments	57
3.7	Right of Setoff	58
3.8	Fees	58

ARTICLE 4 TAXES, YIELD PROTECTION AND ILLEGALITY		59
4.1	Taxes	59
4.2	Increased Costs	63
4.3	Illegality	64
4.4	Inability to Determine Rates	65
4.5	Compensation for Losses	66
4.6	Requests for Compensation	66
4.7	Mitigation of Obligations; Replacement of Lenders	66
4.8	Benchmark Replacement Setting	67
4.9	Survival	69

ARTICLE 5 COLLATERAL AND GUARANTIES		69
5.1	Collateral	69
5.2	Guarantees	69
5.3	Financing Statements	69
5.4	Additional Subsidiaries	69
5.5	Further Assurances – Collateral	70

i

5.6	Liens Granted to Administrative Agent	70

ARTICLE 6 CONDITIONS PRECEDENT		71
6.1	Initial Credit Extension	71
6.2	Conditions to All Credit Extensions	73

ARTICLE 7 REPRESENTATIONS AND WARRANTIES		73
7.1	Organization; Powers	73
7.2	Authorization; Enforceability	73
7.3	Governmental Approvals; No Conflicts	73
7.4	No Material Adverse Effect	73
7.5	Litigation	74
7.6	Compliance with Laws and Agreements	74
7.7	Taxes	74
7.8	ERISA	74
7.9	Disclosure	74
7.10	Investment Company Act; Margin Regulations	74
7.11	Material Agreements and Liens	75
7.12	Subsidiaries and Investments	75
7.13	Properties	75
7.14	Affiliate Agreements	76
7.15	Anti-Corruption Laws and Sanctions; Beneficial Ownership	76
7.16	Patriot Act	76
7.17	Solvency	76

ARTICLE 8 AFFIRMATIVE COVENANTS		76
8.1	Financial Statements and Other Information	76
8.2	Notices of Material Events	78
8.3	Existence: Conduct of Business	78
8.4	Payment of Obligations	78
8.5	Maintenance of Properties; Insurance; Primary Depositary Bank	79
8.6	Books and Records; Inspection and Audit Rights	79
8.7	Compliance with Laws	79
8.8	Certain Obligations Respecting Subsidiaries; Further Assurances	79
8.9	Use of Proceeds	80
8.10	Status of RIC and BDC	80
8.11	Investment Policies	80
8.12	Portfolio Valuation and Diversification Etc.	80
8.13	Calculation of Borrowing Base	84

ARTICLE 9 NEGATIVE COVENANTS		88
9.1	Indebtedness	88
9.2	Liens	88
9.3	Fundamental Changes	89
9.4	Investments	90
9.5	Restricted Payments	91
9.6	Certain Restrictions on Subsidiaries	92
9.7	Certain Financial Covenants	92
9.8	Transactions with Affiliates	93
9.9	Lines of Business	93
9.10	No Further Negative Pledge	93

9.11	Modifications of Signature Bank Credit Agreement, Affiliate Agreements and Unsecured Longer-Term Indebtedness Documents	94
9.12	Payments of Indebtedness to Signature Bank and of Unsecured Longer-Term Indebtedness	94
9.13	Accounting Changes	94
9.14	Sanctions Laws and Regulations; Beneficial Ownership	94

ARTICLE 10 [Reserved]		95

ARTICLE 11 EVENTS OF DEFAULT		95
11.1	Events of Default	95
11.2	Remedies Upon Default	97
11.3	Cash Collateral	98
11.4	Performance by Administrative Agent	98
11.5	Application of Liquidation Proceeds	98

ARTICLE 12 THE ADMINISTRATIVE AGENT		98
12.1	Appointment and Authority	98
12.2	Rights as a Lender	99
12.3	Exculpatory Provisions	99
12.4	Reliance by Administrative Agent	100
12.5	Delegation of Duties	100
12.6	Resignation of Administrative Agent	100
12.7	Non-Reliance on Administrative Agent and Other Lenders	101
12.8	No Other Duties, etc.	101
12.9	Administrative Agent May File Proofs of Claim	102
12.10	Collateral and Guaranty Matters	102
12.11	Other Agents	103
12.12	Erroneous Payments	103
12.13	Certain ERISA Matters	106

ARTICLE 13 MISCELLANEOUS		107
13.1	Notices	107
13.2	No Deemed Waiver; Cumulative Remedies	109
13.3	Expenses; Indemnity; Damage Waiver; Costs and Expenses	109
13.4	Survival	111
13.5	Governing Law and Jurisdiction	111
13.6	Waiver of Jury Trial	112
13.7	Successors and Assigns	112
13.8	Amendments, Consents, and Waivers	116
13.9	Limitation of Liability	118
13.10	Survival of Indemnification and Representations and Warranties	118
13.11	Patriot Act; KYC Information	118
13.12	Foreign Lender Reporting Requirements	118
13.13	Document Imaging	118
13.14	Counterparts; Integration; Effectiveness; Electronic Execution	119
13.15	Treatment of Certain Information; Confidentiality	119
13.16	Judgment Currency	120
13.17	Acknowledgment Regarding Any Supported QFCs	120
13.18	No Advisory or Fiduciary Responsibility	121
13.19	Severability	122
13.20	ENTIRE AGREEMENT	122

SCHEDULES AND EXHIBITS

SCHEDULE A	-	Lenders and Commitments
SCHEDULE B	-	Administrative Agent’s Office
SCHEDULE 1.1(a)	-	Approved Dealers and Approved Pricing Services
SCHEDULE 1.1(b)	-	Industry Classification Group List
SCHEDULE 6.1	-	Conditions Precedent to Closing
SCHEDULE 7.11	-	Material Agreements and Liens
SCHEDULE 7.12(a)	-	Subsidiaries
SCHEDULE 7.12(b)	-	Investments
SCHEDULE 9.8	-	Transactions with Affiliates

Exhibit A-1	Revolving Credit Note
Exhibit A-2	Swingline Note
Exhibit B	Loan Notice – Revolving Loan
Exhibit C-1	Borrowing Base Certificate
Exhibit C-2	Compliance Certificate
Exhibit D	Assignment and Assumption Agreement
Exhibit E-1, E-2, E-3, E-4	Form of U.S. Tax Compliance Certificate

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of September 30, 2022, is among STELLUS PRIVATE CREDIT BDC, a Delaware statutory trust that is regulated under the Investment Company Act (“Borrower”), ZIONS BANCORPORATION, N.A. D/B/A AMEGY BANK, as Administrative Agent, Swingline Lender, and the LC Issuer, and the Lenders from time to time party to this Agreement.

RECITALS:

Borrower has requested that Lenders extend credit to Borrower in the form of (a) a revolving line of credit, (b) the issuance of letters of credit, and (c) certain other financial accommodations. Lenders are willing to make such extensions of credit to Borrower upon the terms and conditions set out in this Agreement. In consideration of the mutual covenants and agreement contained in this Agreement, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1           Definitions. As used in this Agreement, the following terms have the following meanings:

ABR, means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) Adjusted Term SOFR for a one-month tenor in effect on such day (taking into account any Floor under the definition of “Adjusted Term SOFR”) plus 1.00%; provided that if the ABR as so determined shall ever be less than 3.00%, then the ABR shall be deemed to be 3.00%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Rate or such Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or such Adjusted Term SOFR, respectively.

ABR Loan means a Loan that bears interest based on the ABR.

ABR Term SOFR Determination Day has the meaning specified in the definition of “Term SOFR”.

Acceptable Form means in form and substance satisfactory to Administrative Agent in its Permitted Discretion.

Adjusted Covered Debt Balance means, on any date, the aggregate Covered Debt Amount on such date minus the aggregate amount of Cash and Cash Equivalents included in the Portfolio Investments held by the Obligors (provided that, Cash Collateral for outstanding Letters of Credit shall not be treated as a portion of the Portfolio Investments).

Adjusted Term SOFR means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

Administrative Agent means Zions Bancorporation, N.A. d/b/a Amegy Bank, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed pursuant to Section 12.6.

Administrative Agent’s Office means the Administrative Agent’s address and, as appropriate, account as set out on Schedule B, or such other address or account as the Administrative Agent may from time to time provide notice to Borrower and the Lenders.

Administrative Questionnaire means an administrative questionnaire in a form supplied by the Administrative Agent.

Advance Rate has the meaning assigned to such term in Section 8.13.

Affected Financial Institution means (a) any EEA Financial Institution or (b) any UK Financial Institution.

Affiliate means, with respect to a specified Person, (a) another Person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person, (b) another Person that directly or indirectly owns or holds (i) ten percent (10%) or more of any class of Equity Interests with voting power in the specified Person or (ii) ten percent (10%) or more of the Equity Interests in the specified Person, or (c) any officer, director, manager, shareholder, or partner of the specified Person.

Affiliate Agreements means (a) the Investment Advisory Agreement, dated as of January 7, 2022, between the Borrower and Stellus Capital Management, LLC., (b) the License Agreement, dated as of January 7, 2022, between the Borrower and Stellus Capital Management, LLC, (c) the Administration Agreement, dated as of January 7, 2022, between the Borrower and Stellus Capital Management, LLC, and (d) the Expense Support and Conditional Reimbursement Agreement dated as of January 7, 2022, between the Borrower and Stellus Private BDC Advisor, LLC.

Agreed Currency means Dollars or any Alternative Currency, as applicable.

Agreement means this Credit Agreement together with all schedules and exhibits, in each case, as amended, restated, increased, or supplemented.

Alternative Currency means in the case of any Multicurrency Revolving Loan, each of CAD and Sterling; provided, however, that if the interest rate with respect to any Alternative Currency becomes unavailable for a period longer than three Business Days for any reason, such Alternative Currency shall not be considered an Alternative Currency hereunder until such time as an interest rate with respect to such Alternative Currency is agreed upon by the Borrower, the Administrative Agent and the Multicurrency Lenders in accordance with the terms thereof.

Alternative Currency Conforming Changes means, with respect to the use, administration of or any conventions associated with SONIA, CDOR Rate or any proposed successor rate for an Alternative Currency, as applicable, any conforming changes to the definitions of SONIA, CDOR Rate, Interest Period, Alternative Currency Daily Rate, Alternative Currency Term Rate timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, timing of borrowing notices or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent (in consultation with the Borrower), to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Alternative Currency (or if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Alternative Currency exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower) determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

Alternative Currency Daily Rate means, for any day, with respect to any Multicurrency Revolving Loan (a) denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment (provided that, if SONIA is unavailable because it has not been published on the SONIA Administrator’s Website for any applicable determination date, then SONIA for such determination date shall be equal to SONIA as published on the first preceding Business Day for which SONIA was published on the SONIA Administrator’s Website; provided further that SONIA determined pursuant to this clause (a) shall be utilized for no more than three consecutive Business Days), and (b) denominated in CAD (to the extent such Multicurrency Revolving Loans denominated in CAD will bear interest at a daily rate), the daily rate per annum as designated with respect to CAD by the Administrative Agent and the Multicurrency Lender plus the adjustment (if any) determined by the Administrative Agent and the Multicurrency Lender; provided, that, in each case, (i) if any Alternative Currency Daily Rate shall be less than 0.25%, such rate shall be deemed 0.25% for purposes of this Agreement, and (ii) any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

Alternative Currency Daily Rate Loan means a Multicurrency Revolving Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

Alternative Currency Loan means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

Alternative Currency Term Rate means, for any Interest Period, with respect to any Multicurrency Revolving Loan (a) denominated in Canadian Dollars, the rate per annum equal to the Canadian Dollar Offered Rate, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (the “CDOR Rate”) on the first day of such Interest Period (or if such day is not a Business Day, then on the immediately preceding Business Day) with a term equivalent to such Interest Period, and (b) denominated in Sterling (to the extent such Multicurrency Revolving Loans denominated in Sterling will bear interest at a term rate), the term rate per annum as designated with respect to Sterling by the Administrative Agent and the Multicurrency Lender plus the adjustment (if any) determined by the Administrative Agent and the Multicurrency Lender; provided, that, if any Alternative Currency Term Rate shall be less than 0.25%, such rate shall be deemed 0.25% for purposes of this Agreement.

Alternative Currency Term Rate Loan means a Multicurrency Revolving Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.

Amegy Bank means Zions Bancorporation, N.A. dba Amegy Bank.

Anti-Corruption Laws means all laws, rules, and regulations of any Governmental Authority applicable to any Obligor from time to time concerning or relating to bribery, money laundering or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and, if applicable to any Obligor, the U.K. Bribery Act 2010 and the rules and regulations thereunder.

Applicable Financial Statements means, as at any date, the most-recent audited financial statements of the Borrower delivered to the Lenders; provided that if immediately prior to the delivery to the Lenders of new audited financial statements of the Borrower a Material Adverse Effect (the “Pre-existing MAE”) shall exist (regardless of when it occurred), then the “Applicable Financial Statements” as at said date means the Applicable Financial Statements in effect immediately prior to such delivery until such time as the Pre-existing MAE shall no longer exist.

Applicable Margin means, as of any date, with respect to interest on all Loans outstanding on any date, as the case may be, a percentage per annum determined by reference to the applicable Level in effect on such date as set forth in the table below for such Loans (based on the Asset Coverage Ratio in effect from time to time and as determined as of the last day of each March, June, September, and December); provided that a change in the Applicable Margin resulting from a change in the Asset Coverage Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Section 8.1(a) and (b) and the Compliance Certificate; provided, further that if at any time the Borrower shall have failed to deliver such financial statements and the Compliance Certificate when so required, the Applicable Margin shall be at Level I as set forth in the table below until the second Business Day after which such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the second Business Day after which the financial statements and Compliance Certificate for the fiscal quarter ending September 30, 2022 are required to be delivered shall be at Level II as set forth in the table below:

Level	Asset Coverage Ratio	SOFR Loans and Alternative Currency Loans	ABR Loans
I	< 1.90 : 1.00	2.75%	1.75%
II	> 1.90 : 1.00	2.50%	1.50%

In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the pricing grid set forth in the table above (the “Accurate Applicable Margin”) for any period for which such financial statement or Compliance Certificate determined the Applicable Margin, then (a) the Borrower shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (b) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statements or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the pricing grid set forth in the table above for such period, and (c) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period.

Applicable Multicurrency Percentage means, with respect to any Multicurrency Lender, such Multicurrency Lender’s commitment percentage of the total Multicurrency Revolving Subcommitment. So long as there is one Multicurrency Lender, the sole Multicurrency Lender’s Applicable Multicurrency Percentage shall be 100%. To the extent there is more than one Multicurrency Lender, each Multicurrency Lender’s Applicable Multicurrency Percentage shall be a percentage agreed amongst the Multicurrency Lenders.

Applicable Time means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be reasonably determined by the Administrative Agent or the applicable Multicurrency Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

Approved Dealer means (a) in the case of any Investment that is not a U.S. Government Security, a bank or a broker-dealer registered under the Securities Exchange Act of 1934 (as amended) of nationally recognized standing or an Affiliate thereof, (b) in the case of a U.S. Government Security, any primary dealer in U.S. Government Securities, and (c) in the case of any foreign Investment, any foreign broker-dealer of internationally recognized standing or an Affiliate thereof, in the case of each of clauses (a), (b) and (c) above, as set forth on Schedule 1.1(a) or any other bank or broker-dealer acceptable to the Administrative Agent in its reasonable determination.

Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Approved Pricing Service means a pricing or quotation service as set forth in Schedule 1.1(a) or any other pricing or quotation service approved by the board of directors of the Borrower and designated in writing to the Administrative Agent (which designation shall be accompanied by a copy of a resolution of the board of directors of the Borrower that such pricing or quotation service has been approved by the Borrower).

Approved Third-Party Appraiser means any Independent nationally recognized third-party appraisal firm (a) designated by the Borrower in writing to the Administrative Agent (which designation shall be accompanied by a copy of a resolution of the board of directors of the Borrower that such firm has been approved by the Borrower for purposes of assisting the board of directors of the Borrower in making valuations of portfolio assets to determine the Borrower’s compliance with the applicable provisions of the Investment Company Act) and (b) acceptable to the Administrative Agent. It is understood and agreed that Houlihan Lokey Howard & Zukin Capital, Inc., Duff & Phelps LLC, Murray, Devine and Company, Lincoln International LLC and Valuation Research Corporation are acceptable to the Administrative Agent. As used in Section 8.12 hereof, an “Approved Third-Party Appraiser selected by the Administrative Agent” shall mean any of the firms identified in the preceding sentence and any other Independent nationally recognized third-party appraisal firm identified by the Administrative Agent and consented to by the Borrower (such consent not to be unreasonably withheld).

Asset Coverage Ratio means the ratio, determined on a consolidated basis for Borrower and its Subsidiaries, without duplication, of (a) the value of total assets of the Borrower and its Subsidiaries, less all liabilities and indebtedness not represented by senior securities, to (b) the aggregate amount of senior securities representing indebtedness of Borrower and its Subsidiaries (including this Agreement), in each case as determined pursuant to the Investment Company Act and any orders of the Securities and Exchange Commission issued to or with respect to Borrower thereunder.

Assignment and Assumption means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

Availability Period means the period from and including the Closing Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

Available Tenor means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.8.

Auto-Renewal LC is defined in Section 2.4(a)(iv).

Bail-In Action means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Bankruptcy Code means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

Benchmark means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.8.

Benchmark Replacement means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities; and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Benchmark Replacement Adjustment means with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

Benchmark Replacement Date means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Event means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

Benchmark Unavailability Period means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.8 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.8.

Beneficial Ownership Certification means a certification in Acceptable Form regarding beneficial ownership as required by the Beneficial Ownership Regulation.

Beneficial Ownership Regulation means 31 C.F.R. § 1010.230.

Benefit Plan means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Tax Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Tax Code) the assets of any such “employee benefit plan” or “plan”.

Borrowing means (a) Revolving Loans of the same Type, made, Converted or Continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect, (b) Multicurrency Revolving Loans of the same Class denominated in the same currency that have the same Interest Period, and (c) a Swingline Loan.

Borrowing Base has the meaning assigned to such term in Section 8.13.

Borrowing Base Certificate means a certificate substantially in the form of Exhibit C-1, which is fully completed and executed by a Responsible Officer of Borrower.

Borrowing Base Deficiency means, at any date on which the same is determined, the amount, if any, that (a) the aggregate Covered Debt Amount as of such date exceeds (b) the Borrowing Base as of such date.

Business Day means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of the State of Texas or are in fact closed in, the State of Texas; provided that,

(a)            when used in connection with any SOFR Loan, shall all exclude any day which is not a U.S. Government Securities Business Day;

(b)            if such date relates to any interest rate setting as to an Alternative Currency Loan denominated in Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom; and

(c)            if such date relates to any funding, disbursements, settlements and payments in respect of an Alternative Currency Loan denominated in Canadian Dollars, or any other dealings in Canadian Dollars to be carried out pursuant to this Agreement in respect of such Alternative Currency Loan, means any such day on which banks are open for foreign exchange business in Toronto, Ontario.

CAD or C$ or Canadian Dollars means the lawful currency of Canada.

Calculation Amount shall mean, as of the end of any Testing Period, an amount equal to the greater of: (a) (i) 125% of the Adjusted Covered Debt Balance (as of the end of such Testing Period) minus (ii) the aggregate Value of all Quoted Investments included in the Borrowing Base (as of the end of such Testing Period) and (b) 10% of the aggregate Value of all Unquoted Investments included in the Borrowing Base (as of the end of such Testing Period); provided that in no event shall more than 25% (or, if clause (b) applies, 10%, or as near thereto as reasonably practicable) of the aggregate Value of the Unquoted Investments in the Borrowing Base be tested in respect of any applicable Testing Period.

Capital Lease Obligation means, of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

Cash means any immediately available funds in Dollars or in any currency other than Dollars (measured in terms of the Dollar Equivalent thereof) which is a freely convertible currency.

Cash Collateral means immediately available funds in Dollars and Cash Equivalents pledged as Collateral to Administrative Agent and deposited into a cash collateral account maintained with (or on behalf of) the Administrative Agent, and under the sole dominion and control of the Administrative Agent, pursuant to documentation in Acceptable Form.

Cash Collateralize means to pledge and deposit Cash Collateral (other credit support pursuant to documentation in Acceptable Form) in an amount equal to at least 105% of the applicable credit exposure, for the benefit of one or more of the (a) the LC Issuer, as collateral for LC Exposure, (b) the Lenders as collateral for the obligations of Lenders to purchase participations in respect of LC Exposure, or (c) the Lenders as collateral for the obligations of Lenders to purchase participations in respect of Swingline Loans.

Cash Equivalents means investments (other than Cash) that are one or more of the following obligations:

(a)            U.S. Government Securities, in each case maturing within one year from the date of acquisition thereof;

(b)            investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(c)            investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or under the laws of the jurisdiction or any constituent jurisdiction thereof of any Alternative Currency; provided that such certificates of deposit, banker’s acceptances and time deposits are held in a securities account (as defined in the Uniform Commercial Code) through which the Administrative Agent can perfect a security interest therein and (ii) having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(d)            fully collateralized repurchase agreements with a term of not more than 30 days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) an Approved Dealer having (or being a member of a consolidated group having), at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s; and

(e)            investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding clauses (a) through (d) above (including as to credit quality and maturity).

provided that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities or repurchase agreements) shall not include any such investment of more than 10% of total assets of the Borrower and its Subsidiaries in any single issuer; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars or an Alternative Currency.

CDOR Rate shall have the meaning given such term in the definition of Alternative Currency Term Rate.

CFTC means the Commodity Futures Trading Commission or any successor thereto.

Change in Law means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change of Control means (a) the Borrower ceases to be Controlled by the External Manager or an Affiliate thereof, (b) the External Manager ceases to be Controlled by the External Manager Administrator, or (c) the External Manager Administrator ceases to be Controlled by any or all of Robert Ladd, Dean D’Angelo, Joshua Davis, W. Todd Huskinson and/or Todd Overbergen, or any of their successors who have been approved by the Administrative Agent in its reasonable discretion within ninety days.

Class means, when used in reference to any Loan, whether such Loan is a Revolving Loan, or Swingline Loan.

Closing Date means the date on which this Agreement has been executed and delivered by the parties hereto and the conditions set out in Section 6.1 have been satisfied or waived in writing in accordance with this Agreement.

Collateral has the meaning assigned to such term in the Guarantee and Security Agreement.

Commitment means (a) as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make Revolving Loans and participate in LCs, Swingline Loans, and Multicurrency Revolving Loans, in an aggregate principal amount at any time outstanding not to exceed the Revolving Committed Amount, and (b) as to any Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans and participate in LCs, Swingline Loans and Multicurrency Revolving Loans under this Agreement in an aggregate principal amount at any time outstanding not to exceed the Revolving Committed Amount for such Revolving Lender.

Commitment Percentage means, as to any Lender, the ratio of (a) the amount of the Revolving Committed Amount of such Revolving Lender to (b) the Revolving Committed Amount of all the Revolving Lenders; provided that, so long as any Revolving Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded for purposes of this calculation.

Commitment Termination Date means September 30, 2026.

Commodity Exchange Act means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended, and all related rules, regulations and published interpretations.

Communications is defined in Section 13.1(d)(ii).

Compliance Certificate means a certificate in substantially the form of Exhibit C-2, fully completed and executed by a Responsible Officer of Borrower.

Conforming Changes means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

Connection Income Taxes means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated EBITDA means, for Borrower and its Subsidiaries a consolidated basis for any period and without duplication, (a) Consolidated Net Investment Income, plus (b) to the extent subtracted in determining Consolidated Net Investment Income, (i) Consolidated Interest Expense, (ii) federal and state income Tax expense, (iii) depreciation and amortization expense, and (iv) the amount of (x) the non-cash accrual of incentive fees (whether capital gains or income) minus (y) any cash payments of incentive fees made during such period, minus (c) to the extent added in determining Consolidated Net Investment Income, (i) any accretion of any discounts, and (ii) any reversal made to the non-cash accrual of incentive fees (whether capital gains or income) during such period.

Consolidated Group has the meaning assigned to such term in Section 8.13(a).

Consolidated Interest Expense means, for Borrower and its Subsidiaries on a consolidated basis for any period, interest expense for such period (including interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Hedging Agreements).

Consolidated Net Investment Income means, for Borrower and its Subsidiaries on a consolidated basis for any period, the consolidated net investment income (or loss) of such Person for such period as determined in accordance with GAAP.

Continue, Continuation and Continued refers to the continuation of a SOFR Loan from one Interest Period to the next Interest Period in accordance with Section 2.3.

Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise, and the terms Controls, Controlling, and Controlled have meanings analogous thereto.

Control Agreement means that certain Control Agreement dated on our around the date hereof by and among the Borrower, PBDC Consolidated Blocker, LLC, the Administrative Agent, and Amegy Bank, as custodian, as may be amended, modified or supplemented from time to time.

Convert, Conversion, and Converted refers to a conversion of one Type of Loan into another Type of Loan in accordance with Section 2.3.

Covered Debt Amount means, on any date, the sum of (x) all of the Revolving Credit Exposures of all Lenders on such date minus (y) the LC Exposures fully Cash Collateralized on such date pursuant to Section 2.5.

Credit Extension means the making, Conversion, or Continuation of a Loan or the issuance, amendment, renewal, or increase of an LC.

Credit Rating Agency means a nationally recognized credit rating agency that evaluates the financial condition of issuers of debt instruments and then assigns a rating that reflects its assessment of the issuer’s ability to make debt payments.

Debtor Relief Laws means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

Default Rate means the lesser of (a) the Maximum Rate and (b) (i) for SOFR Loans, a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to SOFR Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to ABR Loans, or (ii) for ABR Loans and other Obligations, a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to ABR Loans or such other Obligations.

Defaulting Lender means any Lender that

(a)            has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded under this Agreement unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the LC Issuer, the Swingline Lender, or any other Lender any other amount required to be paid by it under this Agreement (including in respect of its participation in LCs, Swingline Loans and Multicurrency Revolving Loans) within two (2) Business Days of the date when due,

(b)            has notified Borrower, the Administrative Agent, the LC Issuer, or the Swingline Lender in writing that it does not intend to comply with its funding obligations under this Agreement, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan under this Agreement and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied),

(c)            has failed, within three (3) Business Days after written request by the Administrative Agent or Borrower, to confirm in writing to the Administrative Agent and Borrower that it will comply with its prospective funding obligations under this Agreement (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower), or

(d)            has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action;

provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower, the LC Issuer, and each Lender.

Designated Persons means, at any time, (a) any Person listed in any sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Government of Canada, or other relevant sanctions authority of a jurisdiction in which Borrower or any of its Subsidiaries conduct their businesses and to which any such Persons are lawfully subject, or (b) any Person owned or controlled by any such Person or Persons described in clause (a).

Disposition or Dispose means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the term “Disposition” or “Dispose” shall not include the disposition of Investments originated by the Borrower and immediately transferred to an SPE Subsidiary pursuant to a transaction not prohibited hereunder.

Dollar, Dollars and $ means currency of the U.S. which is at the time of payment legal tender for the payment of public and private debts in the U.S.

Dollar Equivalent means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on the date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent, as applicable using any method of determination it deems appropriate in its reasonable discretion), and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent, using any method of determination it deems appropriate in its reasonable discretion. Any determination by the Administrative Agent pursuant to clauses (b) or (c) pursuant to this definition shall be conclusive absent manifest error.

Domestic Subsidiary means, when determined, each subsidiary of Borrower which is organized under applicable Law of the U.S. in a state of the U.S. or the District of Columbia.

EEA Financial Institution means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligibility Date means, with respect to Borrower, each Subsidiary Guarantor, and each Hedge Agreement, the date on which this Agreement or any other Loan Document becomes effective with respect to such Hedge Agreement (for the avoidance of doubt, the Eligibility Date shall be the Closing Date of such Hedge Agreement if this Agreement or any other Loan Document is then in effect with respect to Borrower or any Subsidiary Guarantor, and otherwise it shall be the Closing Date of this Agreement and/or such other Loan Documents to which Borrower or Subsidiary Guarantor is a party). For purposes of this defined term, “Closing Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

Eligible Assignee means any Person that meets the requirements to be an assignee under Section 13.7(b), subject to obtaining the consents, if any, as may be required under Section 13.7(b). Neither Borrower nor any Subsidiary or Affiliate of Borrower shall qualify as an Eligible Assignee. No Person listed in the Prohibited Assignees and Participants Side Letter shall qualify as an Eligible Assignee.

Eligible Contract Participant means an “eligible contract participant” as defined in the Commodity Exchange Act and regulations thereunder.

Environmental Law means any Law that relates to the preservation or reclamation of natural resources, pollution or protection of the environment, the Release of any materials into the environment, including those related to Hazardous Materials, air emissions and discharges to waste or public systems, or to health and safety.

Environmental Liability means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Obligor directly or indirectly resulting from or based upon (a) violation of, or obligation under, any Environmental Law, (b) the generation, use, presence, handling, transportation, storage, treatment, or disposal of any Hazardous Material, (c) exposure to any Hazardous Material, (d) the Release or threatened Release of any Hazardous Material into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liabilities are assumed or imposed to any of the foregoing.

Equity Interests means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

ERISA Affiliate means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Tax Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code.

ERISA Event means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to an ERISA Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Tax Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Tax Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA Plan; (d) the incurrence by Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any ERISA Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any ERISA Plan or Plans or to appoint a trustee to administer any ERISA Plan; (f) the incurrence by Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of Borrower or any ERISA Affiliate from any ERISA Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any ERISA Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition upon Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that an ERISA Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA.

ERISA Plan means (a) any employee pension benefit plan (other than a multiemployer plan) subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, (b) a multiemployer plan as defined in Section 4001(a)(3) of ERISA, and (c) a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Tax Code) maintained or contributed to by Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

Erroneous Payment has the meaning assigned to it in Section 12.12(a).

Erroneous Payment Deficiency Assignment has the meaning assigned to it in Section 12.12(d).

Erroneous Payment Impacted Class has the meaning assigned to it in Section 12.12(d).

Erroneous Payment Return Deficiency has the meaning assigned to it in Section 12.12(d).

Erroneous Payment Subrogation Rights has the meaning assigned to it in Section 12.12(d).

EU Bail-In Legislation Schedule means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Event of Default has the meaning specified in Section 11.1.

Excluded Hedge Liabilities means with respect to Borrower and any Subsidiary Guarantor, each of its Hedge Liabilities if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Hedge Liabilities is or becomes illegal under the Commodity Exchange Act, or any rule, regulation or order of the CFTC, solely by virtue of Borrower’s or such Subsidiary Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Hedge Agreement (such determination being made after giving effect to any applicable keepwell, support, or other agreement for the benefit of the applicable Obligor). Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if any Hedge Liabilities arise under a master agreement governing more than one Hedge Agreement, this definition shall apply only to the portion of such Hedge Liabilities that is attributable to Hedge Agreements for which such guaranty or security interest is or becomes illegal under the Commodity Exchange Act, or any rule, regulations or order of the CFTC, solely as a result of the failure by Borrower or such Subsidiary Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Hedge Agreement (such determination being made after giving effect to any applicable keepwell, support, or other agreement for the benefit of the applicable Obligor); (b) if a guarantee of any Hedge Liabilities would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Hedge Liabilities shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Subsidiary Guarantor executing this Agreement or the other Loan Documents and any Hedge Liabilities would be Excluded Hedge Liabilities with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability with respect to each such Person shall only be deemed applicable to (i) the particular Hedge Liabilities that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Hedge Liabilities constitute Excluded Hedge Liabilities.

Excluded Taxes means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 4.7) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

External Manager means Stellus Private BDC Advisor, LLC.

External Manager Administrator means Stellus Capital Management, LLC.

FATCA means Sections 1471 through 1474 of the Tax Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Tax Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Tax Code.

FDIC means the U.S. Federal Deposit Insurance Corporation or any successor thereto.

Federal Funds Rate means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal Funds Rate and (b) 0%.

Federal Reserve Board means the Board of Governors of the Federal Reserve System of the U.S.

Fee Letter means the fee letter between Borrower and Administrative Agent dated as of the Closing Date.

Final Maturity Date means September 30, 2027.

Finance Code is defined in the definition of “Maximum Rate.”

Financial Officer means the chief financial officer or treasurer of the Borrower.

Financing Subsidiary means an SPE Subsidiary.

First Tier Foreign Subsidiary means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Tax Code and the Equity Interests of which are owned directly by any Obligor.

Floor means a rate of interest equal to 0.25%.

Foreign Lender means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

Foreign Subsidiary means any Subsidiary that is not a Domestic Subsidiary.

Fronting Exposure means, at any time there is a Defaulting Lender, (a) with respect to the LC Issuer, such Defaulting Lender’s Commitment Percentage of the outstanding LC Exposure with respect to LCs issued by the LC Issuer, other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms of this Agreement, (b) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of the outstanding Swingline Loans, other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, or (c) with respect to the Multicurrency Lenders, such Defaulting Lender’s Commitment Percentage of the outstanding Multicurrency Revolving Loans, other than Multicurrency Revolving Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

Fund means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

GAAP means generally accepted accounting principles in the U.S. set out in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board as in effect from time to time.

Good Faith Tax Estimate has the meaning assigned to such term in Section 9.5(b).

Governing Body means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers, sole member, managing member, or other governing body of such Person, (c) in the case of any partnership, the Governing Body of the general partner of such Person, (d) in the case of any statutory trust, the trustee(s), administrator or other governing body of such Person, and (e) in any other case, the functional equivalent of the foregoing.

Governmental Authority means the government of the United States of America, or any other nation or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Guarantee means, of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) customary indemnification agreements entered into in the ordinary course of business, provided that such indemnification obligations are unsecured, such Person has determined that any liability thereunder is remote and such indemnification obligations are not the functional equivalent of the guaranty of a payment obligation of the primary obligor.

Guarantee and Security Agreement means that certain Guarantee and Security Agreement dated as of the Closing Date, among the Borrower, the Administrative Agent, and each Subsidiary of the Borrower from time to time party thereto, as the same shall be modified and supplemented and in effect from time to time.

Guarantee Assumption Agreement means a Guarantee Assumption Agreement substantially in the form of Exhibit B to the Guarantee and Security Agreement between the Administrative Agent and an entity that pursuant to Section 8.8 is required to become a “Subsidiary Guarantor” under the Guarantee and Security Agreement (with such changes as the Administrative Agent shall request consistent with the requirements of Section 8.8).

Hazardous Material means (a) any explosive or radioactive substance or waste, all hazardous or toxic substances, waste, or other pollutants, and any other substance the presence of which requires removal, remediation or investigation under any applicable Environmental Law, (b) any substance that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any applicable Environmental Law, or (c) petroleum, petroleum distillates, petroleum products, oil, polychlorinated biphenyls, radon gas, infectious medical wastes, and asbestos or asbestos-containing materials.

Hedge Agreement or Hedging Agreement means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement which is provided by a Lender or an Affiliate of a Lender and is documented on a form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or other reasonable and customary manner.

Hedge Liabilities means, (a) with respect to any Person, any obligation to pay or perform under any Hedge Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, and (b) with respect to any Hedge Agreement (i) the Hedge Termination Value for such Hedge Agreement, or (ii) any other liabilities owed by any Obligor to the provider under any Hedge Agreement, in each case after giving effect to any cross-netting or similar agreement applicable to such Hedge Agreement.

Hedge Termination Value means, in respect of any one or more Hedge Agreements, (a) for any date on or after the date of the transactions under such Hedge Agreement have been closed out, the close out or termination value(s) determined pursuant to the terms of each such Hedge Agreement, and (b) for any date prior to the date referenced in (a), the amount determined as the mark-to-market value for each such Hedge Agreement as provided under such Hedge Agreement.

Immaterial Subsidiaries means those Subsidiaries of the Borrower that are “designated” as Immaterial Subsidiaries by the Borrower from time to time (it being understood that the Borrower may at any time change any such designation); provided that such designated Immaterial Subsidiaries shall collectively meet all of the following criteria as of the date of the most recent balance sheet required to be delivered pursuant to Section 8.1: (a) the aggregate assets of such Subsidiaries and their Subsidiaries (on a consolidated basis) as of such date do not exceed an amount equal to 2% of the consolidated assets of the Borrower and its Subsidiaries as of such date; and (b) the aggregate revenues of such Subsidiaries and their Subsidiaries (on a consolidated basis) for the fiscal quarter ending on such date do not exceed an amount equal to 2% of the consolidated revenues of the Borrower and its Subsidiaries for such period.

Incremental Revolving Credit Increase is defined in Section 2.8(a).

Incremental Revolving Increase Effective Date is defined in Section 2.8(d).

Incremental Revolving Lender is defined in Section 2.8(b).

Indebtedness of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and accrued expenses incurred in the ordinary course of business which are not overdue for a period of more than 90 days), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the value of such debt being the lower of the outstanding amount of such debt and the fair market value of the property subject to such Lien), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, “Indebtedness” shall not include (x) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment or (y) a commitment arising in the ordinary course of business to make a future Investment.

Indemnified Taxes means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

Independent, when used with respect to any specified Person, means that such Person (a) does not have any direct financial interest or any material indirect financial interest in the Borrower or any of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof) and (b) is not connected with the Borrower or of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof) as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

Industry Classification Group means (a) any of the classification groups set forth in Schedule 1.1(b) hereto, together with any such classification groups that may be subsequently established by Moody’s and provided by the Borrower to the Lenders, and (b) up to three additional industry group classifications established by the Borrower pursuant to Section 8.12.

Interest Coverage Ratio means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the period of four consecutive fiscal quarters ending on such date.

Information is defined in Section 13.15(b).

Interest Period means, as to any Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter (in each case, subject to the availability thereof), as specified in the applicable Loan Notice; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Final Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 4.8 shall be available for specification in such Loan Notice. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent Conversion or Continuation of such Loan or Borrowing.

Investment means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (and any rights or proceeds in respect of (x) any “short sale” of securities or (y) any sale of any securities at a time when such securities are not owned by such Person); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Hedging Agreements.

Investment Company Act means the Investment Company Act of 1940, as amended from time to time.

Investment Policies means the investment objectives, policies, restrictions and limitations set forth in Borrower’s Form 10 (Amendment No. 1) filed with the SEC on February 15, 2022, as described under the headings “Investment Approach” and “Investment Objectives”, and as the same may be changed, altered, expanded, amended, modified, terminated or restated from time to time.

ISP98 means the International Standby Practices (1998 revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

Laws means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (whether or not such orders, requests, licenses, authorizations, permits or agreements have the force of law) including all Environmental Laws.

LC or Letter of Credit means any letter of credit issued by the LC Issuer for the account of any Obligor on or after the Closing Date under the terms of this Agreement (and the applicable LC Application).

LC Application means the standard form of letter of credit application and agreement for the issuance or amendment of LCs which is from time to time in use by the LC Issuer.

LC Credit Extension means, with respect to any LC, the issuance, amendment, renewal, or increase of LC.

LC Credit Extension Date means the date on which an LC Credit Extension occurs.

LC Disbursement means an extension of credit resulting from a drawing under any LC which has not been reimbursed or refinanced as a Loan under the Revolving Credit Facility.

LC Exposure means, when determined and without duplication, the sum of (a) the aggregate undrawn maximum face amount of each LC at such time, plus (b) the aggregate unpaid obligations of the Borrower to reimburse the LC Issuer for amounts paid by the LC Issuer under LCs (including all LC Disbursements and excluding any Revolving Loans to fund such reimbursement obligations under Section 2.5). The LC Exposure of any Revolving Lender at any time shall be its Commitment Percentage of the total LC Exposure at such time.

LC Issuer means Amegy Bank, in its capacity as issuer of LCs under this Agreement, or any successor issuer of LCs hereunder.

LC Sublimit means $5,000,000.

Lenders means the Persons listed on Schedule A and any other Person that becomes party to this Agreement pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party to this Agreement pursuant to an Assignment and Assumption.

Lending Office means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and the Administrative Agent.

Lien means any lien (including statutory liens), mortgage, security interest, financing statement, collateral assignment, pledge, negative pledge assignment, charge, encumbrance, hypothecation, deposit arrangement, preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, the interest of a lessor under a capital lease and any synthetic or any financing lease having substantially the same economic effect as any of the foregoing), or encumbrance of any kind, and any other right of or arrangement with any creditor (whether based on common law, constitutional provision, statute or contract) to have its claim satisfied out of any property or assets, or their proceeds, before the claims of the general creditors of the owner of the property or assets.

Litigation means any action by or before any Governmental Authority, arbitrator, or arbitration panel.

Loan or Loans means the Revolving Loans (including, for the avoidance of doubt, Multicurrency Loans) and the Swingline Loans.

Loan Documents means (a) this Agreement, all certificates and requests delivered under this Agreement, and all exhibits and schedules to this Agreement, (b) the Notes, (c) the Security Documents, (d) all LCs and LC Applications, (e) the Fee Letter, (f) the Prohibited Assignees and Participants Side Letter, (g) all other agreements, documents, and instruments in favor of Administrative Agent, any Lender, the LC Issuer, ever delivered in connection with or under this Agreement, and (h) all renewals, extensions, amendments, modifications, supplements, restatements, and replacements of, or substitutions for, any of the foregoing.

Loan Notice means a notice of (a) a Borrowing of Dollar Revolving Loans, (b) a Borrowing of Multicurrency Revolving Loans, (c) a conversion of Loans from one Type to the other, or (d) a continuation of SOFR Loans or Alternative Currency Term Rate Loans, in each case pursuant to Article 2, which, if in writing, shall be substantially in the form of Exhibit B appropriately completed and signed by a Responsible Officer of the Borrower, as applicable, or such other form as may be approved by the Administrative Agent and, if applicable, each Multicurrency Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) and reasonably acceptable to the Borrower.

Margin Stock means margin stock within the meaning of (a) Regulation T of the Federal Reserve Board, (b) Regulation U of the Federal Reserve Board, or (c) Regulation X of the Federal Reserve Board, in each case as in effect from time to time and all official rulings and interpretations thereunder or thereof.

Material Adverse Effect means a material adverse effect on (a) the business, Investments and other assets, liabilities or financial condition of the Borrower or the Borrower and its Subsidiaries (other than Financing Subsidiaries) taken as a whole (excluding in any case a decline in the net asset value of the Borrower or a change in general market conditions or values of the Investments), or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

Material Adverse Event means any circumstance or event that, individually or collectively with other circumstances or events, could reasonably be expected to have a Material Adverse Effect.

Material Indebtedness means (a) Indebtedness (other than the Loans, Letters of Credit and Hedging Agreements), of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $5,000,000 and (b) obligations in respect of one or more Hedging Agreements under which the maximum aggregate amount (giving effect to any netting agreements) that the Borrower and its Subsidiaries would be required to pay if such Hedging Agreement(s) were terminated at such time would exceed $5,000,000.

Maximum Rate means the maximum rate of nonusurious interest permitted from day-to-day by applicable Law, including Chapter 303 of the Texas Finance Code (the “Finance Code”) (and as the same may be incorporated by reference in other Texas statutes). To the extent that Chapter 303 of the Finance Code is relevant to Lenders for the purposes of determining the Maximum Rate, Lenders may elect to determine such applicable legal rate pursuant to the “weekly ceiling,” from time to time in effect, as referred to and defined in Chapter 303 of the Finance Code; subject, however, to the limitations on such applicable ceiling referred to and defined in the Finance Code, and further subject to any right any Lender may have subsequently, under applicable Law, to change the method of determining the Maximum Rate.

Moody’s means Moody’s Investors Service, Inc. and any successor thereto.

Multicurrency Lender means any Lender with a Multicurrency Revolving Subcommitment or that holds Multicurrency Revolving Credit Exposure. On the Closing Date, Amegy Bank is the sole Multicurrency Lender.

Multicurrency Revolving Credit Exposure means as to any Multicurrency Lender at any time, an amount equal to the aggregate principal amount (based on the Dollar Equivalent thereof) of all Multicurrency Revolving Loans held by such Lender then outstanding.

Multicurrency Revolving Loans has the meaning specified in Section 2.1(b).

Multicurrency Revolving Subcommitment means, as to any Lender, the obligation of such Lender to make Multicurrency Revolving Loans in an aggregate principal amount (based on the Dollar Equivalent thereof) not to exceed the amount set forth under the heading “Multicurrency” opposite such Lender’s name on Schedule A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

Multicurrency Sublimit means $30,000,000 which shall be part of and included in the Revolving Committed Amount.

Non-Consenting Lender means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 13.8 and (b) has been approved by the Required Lenders.

Non-Defaulting Lender means, at any time, each Lender that is not a Defaulting Lender at such time.

Nonrenewal Notice Date is defined in Section 2.4(a)(iv).

Notes means the Revolving Credit Notes and the Swingline Note.

Obligations means the collective reference to:

(a)         all present and future Indebtedness, liabilities and obligations (including the Loans, the LC Exposure, and indemnity obligations), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, and all renewals, increases and extensions thereof, or any part thereof, now or in the future owed to Administrative Agent, any Lender, the LC Issuer, by any Obligor under this Agreement or any of the other Loan Documents, together with all interest accruing thereon, reasonable fees, costs and expenses payable under the Loan Documents or in connection with the enforcement of rights under the Loan Documents, including (i) fees and expenses under this Agreement, and (ii) interest and fees that accrue after the commencement of any proceeding under any Debtor Relief Law naming any Obligor or any Affiliate thereof as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding;

(b)         all Hedge Liabilities (other than any Hedge Liabilities that constitute Excluded Hedge Liabilities) of any Obligor under a Hedge Agreement with a Secured Hedge Provider; and

(c)         any obligation of a Obligor to pay, discharge, or satisfy the Erroneous Payment Subrogation Rights.

Obligor means collectively, the Borrower and the Subsidiary Guarantors.

Organizational Documents means, for any Person, (a) the articles of incorporation or certificate of formation and bylaws of such Person if such Person is a corporation, (b) the articles of organization or certificate of formation and regulations or limited liability company agreement (or other similar governing document) of such Person if such Person is a limited liability company, (c) the certificate of limited partnership or certificate of formation and the limited partnership agreement of such Person if such Person is a limited partnership, (d) the certificate of trust and governing instruments, including but not limited to, the trust agreement, bylaws, or declaration of trust of such Person if such person is a statutory trust or (e) the documents under which such Person was created and is governed if such person is not an individual, corporation, limited liability company or limited partnership.

Other Connection Taxes means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Permitted Indebtedness means (a) accrued expenses and current trade accounts payable incurred in the ordinary course of the Borrower’s business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings, (b) Indebtedness (other than Indebtedness for borrowed money) arising in connection with transactions in the ordinary course of the Borrower’s business in connection with its purchasing of securities, derivatives transactions, reverse repurchase agreements or dollar rolls to the extent such transactions are permitted under the Investment Company Act and the Borrower’s Investment Policies (after giving effect to any Permitted Policy Amendments), provided that, such Indebtedness does not arise in connection with the purchase of Investments other than Cash Equivalents and U.S. Government Securities, and (c) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under clause (l) of Section 11.1; provided that, for the avoidance of doubt, Indebtedness arising under Hedging Agreements shall not constitute “Other Permitted Indebtedness” hereunder.

Other Taxes means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.7).

Participant is defined in Section 13.7

Participant Register is defined in Section 13.7.

Patriot Act means USA Patriot Act (Title III of Pub.L107-56 (signed into law October 26, 2001)).

Payment Recipient has the meaning assigned to it in Section 12.12(a).

PBGC means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

Periodic Term SOFR Determination Day has the meaning specified in the definition of “Term SOFR”.

Permitted Discretion means a determination made in the exercise of reasonable business judgment (from the perspective of a senior secured lender).

Permitted Liens means (a) Liens imposed by any Governmental Authority for Taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (b) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that, such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (c) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (d) Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than in respect of employee benefit plans subject to ERISA) or to secure public or statutory obligations; (e) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business; (f) Liens arising out of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under clause (l) of Section 11.1; (g) customary rights of setoff and liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business securing payment of fees, indemnities and other similar obligations; (h) Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; and (i) deposits of money securing leases to which Borrower is a party as lessee made in the ordinary course of business.

Permitted Policy Amendment means any change, alteration, expansion, amendment, modification, termination or restatement of the Investment Policies that is either (a) approved in writing by the Administrative Agent (with the consent of the Required Lenders), (b) required by applicable law, rule, regulation or Governmental Authority, or (c) not material in the reasonable discretion of the Administrative Agent (for the avoidance of doubt, no change, alteration, expansion, amendment, modification, termination or restatement of the Investment Policies shall be deemed “material” if investment size proportionately increases as the size of the Borrower’s capital base changes).

Person means any natural person, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, syndicate, Governmental Authority or other entity or organization.

Platform is defined in Section 13.1(d)(i).

Portfolio Investment means any Investment held by the Obligors in their asset portfolio (and, solely for purposes of determining the Borrowing Base, Cash). Without limiting the generality of the foregoing, the following Investments shall not be considered Portfolio Investments under this Agreement or any other Loan Document: (a) any Investment by an Obligor in any Subsidiary or Affiliate of such Obligor or any SPE Subsidiary (including, for the avoidance of doubt, any Investment by an Obligor in an entity constituting a portfolio investment of such Obligor or an Affiliate of such Obligor); (b) any Investment that provides in favor of the obligor in respect of such Portfolio Investment an express right of rescission, set-off, counterclaim or any other defenses; (c) any Investment, which if debt, is an obligation (other than a revolving loan or delayed draw term loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower; (d) any Investment which is made to a bankrupt entity (other than a debtor-in-possession financing and current pay obligations); (e) any Investment, Cash or account in which an SPE Subsidiary has an interest; and (f) any Investment that, when made, was not made in accordance with Borrower’s Investment Policies in effect at such time.

Prime Rate means the rate of interest per annum then most recently published in The Wall Street Journal (or any successor publication if The Wall Street Journal is no longer published) in the “Money Rates” Section (or such successor section) as the “Prime Rate.” If a range of prime interest rates per annum is so published, “Prime Rate” means the highest rate per annum of all stated rates in such published range. If the definition of “Prime Rate” is no longer published in The Wall Street Journal (or any successor publication), “Prime Rate” means, at any time, (a) the rate of interest per annum then most recently established by Administrative Agent as its prime rate, or (b) Administrative Agent may designate a substitute index after notifying Borrower; provided that, if the Prime Rate shall ever be less than 0%, then the Prime Rate shall be deemed to be 0%.

Prohibited Assignees and Participants Side Letter means that certain Side Letter, dated as of the Closing Date, between the Borrower and the Administrative Agent.

PTE means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

Quarterly Date means the last Business Day of March, June, September and December in each year, commencing on September 30, 2022.

Quoted Investments means a Portfolio Investment with a value assigned by the Borrower pursuant to Section 8.12(b)(ii)(A).

Recipient means (a) the Administrative Agent, (b) any Lender, and (c) the LC Issuer, as applicable.

Register is defined in Section 13.7(c).

Related Party is defined in Section 13.3(a).

Release means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping of any substance into the environment.

Relevant Governmental Body means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

Relevant Rate means with respect to any Credit Extension denominated in (a) Dollars, Term SOFR, (b) Sterling, SONIA, and (c) Canadian Dollars, the CDOR Rate.

Removal Effective Date is defined in Section 12.6(b).

Required Lenders means, at any time, Lenders having Revolving Credit Exposure representing more than 50% of the Revolving Credit Exposure of all Lenders; provided that (a) the Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time, and (b) at any time that there are two or more Lenders party to this Agreement, the term “Required Lenders” must include at least two Lenders (Lenders that are Approved Funds of each other shall be deemed to be a single Lender for purposes of this clause (b)).

Resignation Effective Date is defined in Section 12.6(a).

Resolution Authority means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Responsible Officer means (a) the president, chief executive officer, chief financial officer, controller, chief accounting officer, or chief operating officer of an Obligor, or (b) any other individual who is designated in writing to Administrative Agent by an Obligor as a Person authorized to take specific actions on behalf of such Obligor.

Restricted Payment means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any option, warrant or other right to acquire any such shares of capital stock of the Borrower (it being understood that none of: (w) the conversion features under convertible notes; (x) the triggering and/or settlement thereof or in respect of the repurchase of such notes at the option of the holder; or (y) any cash payment made by the Borrower in respect thereof, shall constitute a Restricted Payment hereunder).

Revolving Committed Amount means (a) as to all Revolving Lenders, the aggregate amount set out for the Revolving Lenders on Schedule A (as such amount may be decreased or increased from time to time pursuant to the terms of this Agreement including any increase resulting from any Incremental Revolving Credit Increase), and (b) as to any Revolving Lender, the amount set out opposite such Revolving Lender’s name on Schedule A as its Revolving Committed Amount (as such amount may be decreased or increased at any time or from time to time pursuant to the terms of this Agreement including any increase resulting from any Incremental Revolving Credit Increase). The aggregate Revolving Committed Amount of all the Revolving Lenders on the Closing Date is $105,000,000. The aggregate Revolving Committed Amount shall be increased by the amount of any Incremental Revolving Credit Increases under Section 2.8.

Revolving Credit Exposure means, when determined, (a) for any Revolving Lender, the sum of the Revolving Principal Amount, the LC Exposure of such Revolving Lender, such Revolving Lender’s Commitment Percentage of the Swingline Loans, and such Revolving Lender’s Commitment Percentage of Multicurrency Revolving Credit Exposure, and (b) for all Revolving Lenders, the sum of the Revolving Principal Amount, the LC Exposure of all Revolving Lenders, the aggregate Swingline Loans and the aggregate Multicurrency Revolving Credit Exposure.

Revolving Credit Facility means the revolving credit facility established pursuant to Section 2.1.

Revolving Credit Note means a promissory note made by Borrower in favor of a Revolving Lender evidencing the Revolving Loans made by such Revolving Lender, substantially in the form attached as Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

Revolving Lender means any of, and Revolving Lenders means all of, the Lenders with a Commitment, including any Incremental Revolving Lender. As of the Closing Date, the Revolving Lenders are set out on Schedule A.

Revolving Loan means any revolving loan made to Borrower as part of a Borrowing pursuant to Section 2.1.

Revolving Principal Amount means, when determined, (a) for all Revolving Lenders, the aggregate outstanding principal balance of the Revolving Loans (including the Dollar Equivalent thereof in the case of Multicurrency Revolving Loans), and (b) for any Revolving Lender, such Lender’s Commitment Percentage of the aggregate outstanding principal balance of the Loans (including the Dollar Equivalent thereof in the case of Multicurrency Revolving Loans).

RIC means a “regulated investment company” as defined in section 851 of the Tax Code.

S&P means S&P Global Ratings (formerly Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.) or any successor to the rating agency thereof.

Sanctioned Country means, at any time, a country or territory which is itself the subject or target of any Sanctions.

Sanctioned Person means, at any time, (a) any Person currently the subject or target of Sanctions or listed in any Sanction-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

Sanctions means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or HM Treasury of the United Kingdom.

Scheduled Payment Date means the 15th day of each calendar month beginning October 15, 2026, and continuing on the 15th day of each calendar month thereafter through and including the Final Maturity Date.

SEC means the U.S. Securities and Exchange Commission.

Secured Hedge Provider means Administrative Agent, any Lender or any of their respective Affiliates (including any Person that was Administrative Agent, a Lender or any of their respective Affiliates at the time it was party to a Hedge Agreement with a company, even if such Person ceases to be Administrative Agent or a Lender or such Person’s Affiliate ceased to be Administrative Agent or a Lender); provided that, in the case of a Hedge Agreement with a Person who is no longer Administrative Agent or a Lender (or an Affiliate of Administrative Agent or a Lender), such Person shall be considered a Secured Hedge Provider only through the stated termination date (without extension or renewal) of such Hedge Agreement.

Secured Party means each of and Secured Parties means all of, the Administrative Agent, the Lenders, the LC Issuer, and the Secured Hedge Providers.

Security Documents means, collectively, the Guarantee and Security Agreement, the Control Agreement, all Uniform Commercial Code financing statements filed with respect to the security interests in personal property created pursuant to the Guarantee and Security Agreement and all other assignments, pledge agreements, security agreements, control agreements and other instruments executed and delivered on or after the date hereof by any of the Obligors pursuant to the Guarantee and Security Agreement or otherwise providing or relating to any collateral security for any of the Obligations.

Shareholders’ Equity means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders equity for the Borrower and its Subsidiaries at such date.

Signature Bank Credit Agreement means that certain Revolving Credit and Security Agreement dated February 1, 2022, among Borrower and any other borrowers from time to time party thereto, as borrowers, and Signature Bank, as lender, as amended by the First Amendment to Revolving Credit and Security Agreement dated as of May 5, 2022, that certain Second Amendment to Revolving Credit and Security Agreement dated as of June 17, 2022, that certain Third Amendment to Revolving Credit and Security Agreement dated as of July 19, 2022, that certain Fourth Amendment to Revolving Credit and Security Agreement dated as of September 7, 2022, and as further amended, restated, or supplemented from time to time.

SOFR means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

SOFR Administrator means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

SOFR Borrowing means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

SOFR Loan means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.

Solvent means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SONIA means, with respect to any applicable determination date, a rate per annum equal to the Sterling Overnight Index Average for the fifth (5th) Business Day preceding such date, published by the SONIA Administrator on the SONIA Administrator’s Website (or if not published on such website, as published on such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

SONIA Adjustment means, with respect to SONIA, 0.1193% (11.93 basis points).

SONIA Administrator means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

SONIA Administrator’s Website means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

SPE Subsidiary means a direct or indirect Subsidiary of the Borrower to which any Obligor sells, conveys or otherwise transfers (whether directly or indirectly) Investments, which engages in no material activities other than in connection with the purchase or financing of such assets and which is designated by the Borrower (as provided below) as an SPE Subsidiary:

(a)         no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is Guaranteed by any Obligor (other than Guarantees in respect of Standard Securitization Undertakings), (ii) is recourse to or obligates any Obligor in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property of any Obligor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof,

(b)         with which no Obligor has any material contract, agreement, arrangement or understanding other than on terms no less favorable to such Obligor than those that might be obtained at the time from Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing receivables, and

(c)         to which no Obligor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Borrower shall be effected pursuant to a certificate of a Financial Officer delivered to the Administrative Agent, which certificate shall include a statement to the effect that such designation complies with the foregoing conditions. Each Subsidiary of an SPE Subsidiary shall be deemed to be an SPE Subsidiary and shall comply with the foregoing requirements of this definition.

Special Equity Interest means any Equity Interest that is subject to a Lien in favor of creditors of the issuer of such Equity Interest provided that (a) such Lien was created to secure Indebtedness owing by such issuer to such creditors, (b) such Indebtedness was (i) in existence at the time the Obligors acquired such Equity Interest, (ii) incurred or assumed by such issuer substantially contemporaneously with such acquisition or (iii) already subject to a Lien granted to such creditors and (c) unless such Equity Interest is not intended to be included in the Collateral, the documentation creating or governing such Lien does not prohibit the inclusion of such Equity Interest in the Collateral.

Standard Securitization Undertakings means, collectively, (a) customary arms-length servicing obligations (together with any related performance guarantees), (b) (i) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for dilutive events or misrepresentations (in each case unrelated to the collectibility of the assets sold or the creditworthiness of the associated account debtors) or (ii) options to substitute conforming assets for non-conforming assets and (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in accounts receivable securitizations or loan securitizations.

Sterling and £ mean the lawful currency of the United Kingdom.

Subsidiary means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an Investment held by the Borrower (i) (x) in the ordinary course of business or (y) that is listed on the Borrower’s consolidated Schedule of Investments included in any filing with the Securities and Exchange Commission (or, for investments made during a given quarter and before a consolidated Schedule of Investments is filed with respect to the end of such quarter, will be listed on the Borrower’s consolidated Schedule of Investments to be filed with the Securities and Exchange Commission with respect to the end of such quarter during which the Investment is made), including, without limitation, any such Schedule of Investments filed (or to be filed) with any of the Borrower’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, registration statements, or prospectuses, and (ii) that is not, under GAAP, consolidated on the financial statements of the Borrower and its Subsidiaries. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

Subsidiary Guarantor means any Subsidiary that is a guarantor under the Guarantee and Security Agreement. It is understood and agreed that no SPE Subsidiary, Immaterial Subsidiary or Foreign Subsidiary shall be a Subsidiary Guarantor, provided that, such Subsidiaries do not own any Portfolio Investments included in the Borrowing Base.

Swingline Borrowing means a borrowing of a Swingline Loan pursuant to Section 2.7.

Swingline Lender means Amegy Bank, in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

Swingline Loan is defined in Section 2.7(a).

Swingline Note means a promissory note made by Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by such Swingline Lender, substantially in the form attached as Exhibit A-2, and any amendments, supplements and modifications thereto, an substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.

Swingline Sublimit means an amount equal to the lesser of (a) $20,000,000 and (b) the Revolving Committed Amount for all Revolving Lenders. The Swingline Sublimit is part of, and not in addition to, the Revolving Committed Amount for all Revolving Lenders.

Tax Code means the Internal Revenue Code of 1986, as amended, and related rules, regulations and published interpretations.

Taxes means, for any Person, all present and future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority upon that Person, its income, or any of its properties, franchises or assets (including any applicable interest, additions to tax or penalties).

Term SOFR means,

(a)         for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)         for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;

Provided that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

Term SOFR Adjustment means, for any calculation with respect to an ABR Loan or a SOFR Loan, a percentage per annum as set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:

ABR Loans:

0.10000%

SOFR Loans:

Interest Period	Percentage
One month	0.10000%
Three months	0.15000%

Term SOFR Administrator means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

Term SOFR Reference Rate means the forward-looking term rate based on SOFR.

Testing Period has the meaning assigned to such term in Section 8.12(b)(ii)(E)(x).

Transactions means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

Treasury Credit Facility means any limited recourse debt facility of the Borrower used by the Borrower to purchase U.S. Government Securities maturing within ninety (90) days from the date of acquisition and secured solely by Cash and U.S. Government Securities (and not secured by any Investments, Cash or other property, in each case that constitute Collateral hereunder or are included in the Borrowing Base hereunder).

Type, when used in reference to a Loan or Borrowing, refers to whether the Loan (or the Loans made in connection with a Borrowing) are ABR Loans, SOFR Loans, or Alternative Currency Loans.

UCC means the Uniform Commercial Code in effect from time to time in the States of Texas or Delaware, as applicable.

UK Financial Institution means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

Unadjusted Benchmark Replacement means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Uniform Customs means the Uniform Customs and Practice for Documentary Credits (2007 revision) effective July, 2007, International Chamber of Commerce Publication No. 600.

Unquoted Investments means a Portfolio Investment with a value assigned by the Borrower pursuant to Section 8.12(b)(ii)(B) and confirmed by the report of the Approved Third-Party Appraiser.

Unsecured Longer-Term Indebtedness means any Indebtedness for borrowed money of an Obligor (which may be Guaranteed by Subsidiary Guarantors) that (a) has no amortization prior to, and a final maturity date not earlier than, six months after the Final Maturity Date after giving effect to any extension of the Final Maturity Date at the time of incurrence but not after, (b) is incurred pursuant to documentation that is substantially comparable to market terms for substantially similar debt of other similarly situated borrowers as determined by the Borrower in its reasonable judgment, and (c) is not secured by any assets of any Obligor. It is understood and agreed that (i) conversion features and conversion rights under convertible notes, (ii) the triggering and/or settlement of conversion rights upon the exercise thereof or the repurchase of convertible notes by such Obligor at the option of the holder, or (iii) any cash payment made in respect of a triggering or settlement of conversion rights upon the exercise thereof, shall not constitute “amortization” for purposes of this clause (a). For the avoidance of doubt, Unsecured Longer-Term Indebtedness shall also include any refinancing, refunding, renewal or extension of any Unsecured Longer-Term Indebtedness so long as such refinanced, refunded, renewed or extended Indebtedness continues to satisfy the requirements of this definition.

Unused Fee Rate means 0.50% per annum.

U.S. means United States of America.

U.S. Government Securities means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the U.S. or any agency or instrumentality of the U.S. the obligations of which are backed by the full faith and credit of the U.S. and in the form of conventional bills, bonds, and notes.

U.S. Government Securities Business Day means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. Government Securities.

U.S. Person means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Tax Code.

Value has the meaning assigned to such term in Section 8.13.

Withdrawal Liability means liability to an ERISA Plan as a result of a complete or partial withdrawal from such ERISA Plan.

Withholding Agent means any Obligor and the Administrative Agent.

Write-Down and Conversion Powers means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2           Other Definitional Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified in this Agreement or in such other Loan Document:

(a)           the definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined, and whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, and any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns;

(b)           the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, the words “herein”, “hereof” and “under this Agreement”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and all references in this Agreement to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement;

(c)           the word “will” shall be construed to have the same meaning and effect as the word “shall”, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, the word “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;

(d)           in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”;

(e)           any conflict or ambiguity between this Agreement and any other Loan Document is controlled by the terms and provisions of this Agreement;

(f)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears, unless otherwise indicated; and

(g)           section headings in this Agreement and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.3           Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “SOFR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “SOFR Borrowing”).

1.4           Accounting Terms.

(a)           All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed in this Agreement and, in the case of unaudited statements, without footnotes and year-end adjustments.

(b)           If at any time any change in GAAP would affect the computation of any financial ratio or requirement set out in any Loan Document, and either Borrower or Administrative Agent shall so request, Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Administrative Agent); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change and (ii) Borrower shall provide to Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           Notwithstanding any changes in GAAP after the Closing Date (including the future phase-in of the effectiveness of any amendments to GAAP that have been adopted as of the Closing Date) that would require lease obligations that were treated as operating leases under GAAP as in effect on the Closing Date to be classified and accounted for as capital lease obligations or otherwise reflected as Indebtedness on Borrower’s balance sheet, such lease obligations shall continue to be treated as operating leases (and not capital lease obligations or other Indebtedness) for all purposes under this Agreement other than the delivery or preparation of financial statements.

1.5           UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined in this Agreement shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.6           Rounding. Any financial ratios required to be maintained by the Obligors pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed in this Agreement and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.7           References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.8           Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.9           Time. Unless otherwise specified, all references in this Agreement to times of day shall be references to Central time (daylight or standard, as applicable).

1.10        Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, Alternative Currency Daily Rate, or Alternative Currency Term Rate or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, Alternative Currency Daily Rate, or Alternative Currency Term Rate or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes or Alternative Currency Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, Alternative Currency Daily Rate, or Alternative Currency Term Rate any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, Alternative Currency Daily Rate, or Alternative Currency Term Rate or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE 2
COMMITMENTS, LOANS, AND LCS

2.1           Revolving Credit Facility.

(a)           Dollar Revolving Loans. Subject to the terms and conditions of this Agreement, from time to time during the Availability Period, each Revolving Lender severally agrees to make Revolving Loans in Dollars to Borrower ratably in accordance with its Commitment Percentage (each such loan, a “Dollar Revolving Loan”) and in an aggregate principal amount which shall not result in (i) such Revolving Lender’s Revolving Credit Exposure to exceed its Revolving Committed Amount, (ii) the Revolving Credit Exposure of all Revolving Lenders to exceed the Revolving Committed Amount, or (iii) the total Covered Debt Amount exceeding the Borrowing Base then in effect. Within the foregoing limits and subject to the terms and conditions of this Agreement, Borrower may borrow, repay, and reborrow Dollar Revolving Loans. Each Dollar Revolving Loan shall be made by a Revolving Lender ratably in accordance its Commitment Percentage of such Borrowing. Dollar Revolving Loans may be ABR Loans or SOFR Loans, as Borrower may elect, subject to the terms set out in this Agreement.

(b)           Multicurrency Revolving Loans and Multicurrency Sublimit. Subject to the terms and conditions of this Agreement, from time to time during the Availability Period, each Multicurrency Lender severally agrees to make Revolving Loans denominated in one or more Alternative Currencies to Borrower ratably, in accordance with Applicable Multicurrency Percentage (each such loan, a “Multicurrency Revolving Loan”) and in an aggregate principal amount (based on the Dollar Equivalent of such Multicurrency Revolving Loans) which shall not result in (i) the aggregate Multicurrency Revolving Credit Exposure exceeding the Multicurrency Sublimit, (ii) such Multicurrency Lender exceeding its Multicurrency Revolving Subcommitment, (iii) the Revolving Credit Exposure of such Lender exceeding its Commitment, (iv) the aggregate Revolving Credit Exposure of all Lenders exceeding the aggregate Commitments, or (v) the total Covered Debt Amount exceeding the Borrowing Base then in effect. Within the foregoing limits and subject to the terms and conditions of this Agreement, Borrower may borrow, repay, and reborrow Multicurrency Revolving Loans. Each Multicurrency Revolving Loan shall be made by a Multicurrency Lender ratably in accordance its Applicable Multicurrency Percentage of such Borrowing. Multicurrency Revolving Loans shall be Alternative Currency Loans. The Administrative Agent, Multicurrency Lender and the Borrower may make modifications and amendments which relate solely to the extension of Multicurrency Revolving Loans, so long as such modifications and amendments are not materially adverse to the interests of the Lenders taken as a whole, as determined by the Administrative Agent in its sole reasonable discretion. The Administrative Agent shall promptly notify the Lenders of any such subsequent modification or amendments regarding Multicurrency Revolving Loans.

(c)           Participations by Lenders in Multicurrency Revolving Loans. Each Multicurrency Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Houston, Texas time on any Business Day, require the Lenders to acquire participations on such Business Day in all or a portion of its Multicurrency Revolving Loans outstanding. Such notice to the Administrative Agent shall specify the aggregate amount of Multicurrency Revolving Loans in which the Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Commitment Percentage of such Multicurrency Revolving Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for account of such Multicurrency Lender, such Lender’s Commitment Percentage of such Multicurrency Revolving Loan; provided that no Lender shall be required to purchase a participation in a Multicurrency Revolving Loan pursuant to this Section 2.1(c) if (x) the conditions set forth in Section 6.2 would not be satisfied in respect of a Borrowing at the time such Multicurrency Revolving Loan was made and (y) the Required Lenders shall have so notified such Multicurrency Lender in writing and shall not have subsequently determined that the circumstances giving rise to such conditions not being satisfied no longer exist.

Subject to the foregoing, each Lender acknowledges and agrees that its obligation to acquire participations in Multicurrency Revolving Loans pursuant to this paragraph (c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.2 with respect to Loans made by such Lender (and Section 2.2 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Multicurrency Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Multicurrency Revolving Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Multicurrency Loan shall be made to the Administrative Agent and not to the Multicurrency Lender. Any amounts received by the Multicurrency Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Multicurrency Revolving Loan after receipt by the Multicurrency Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Multicurrency Lender, as their interests may appear. The purchase of participations in a Multicurrency Revolving Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

2.2           Method of Borrowing, Funding of Loans, and Minimum Amounts.

(a)           By no later than 11:00 a.m. (i) on the date of the requested Borrowing of Loans that will be ABR Loans, (ii) three (3) U.S. Government Securities Business Days prior to the date of the requested Borrowing of Loans that will be SOFR Loans, and (iii) three Business Days prior to the date of the requested Borrowing of Loans that will be Alternative Currency Loans, Borrower shall submit a written Loan Notice to the Administrative Agent setting out (A) the amount requested as a Dollar Revolving Loan or Multicurrency Revolving Loan, (B) the date of the requested Borrowing, (C) the Type of Loan and Alternative Currency (if applicable), (D) with respect to Loans that will be SOFR Loans, the Interest Period applicable thereto, (E) with respect to Alternative Currency Term Rate Loans, the Interest Period applicable thereto, and (F) a certification that Borrower has complied in all respects with Section 6.2.

(b)           If Borrower fails to specify (i) the Type of Loan requested and such Loan requested is a Dollar Revolving Loan, then such Loan shall be deemed to be a SOFR Loan having an Interest Period of one month, (ii) an Interest Period for any SOFR Loan, then such SOFR Loan shall be deemed to have an Interest Period of one month, and (iii) an Interest Period for any Alternative Currency Term Rate Loan, then such Alternative Currency Term Rate Loan shall be deemed to have an Interest Period of one month.

(c)           Each request for a Borrowing, Conversion, or Continuation under this Agreement shall be subject to the following requirements: (a) for SOFR Loans it shall be in a minimum amount of the lesser of $1,000,000 (and in integral multiples of $10,000 in excess thereof) or the remaining amount available to be borrowed, (b) for ABR Loans it shall be in a minimum amount of the lesser of $500,000 (and in integral multiples of $10,000 in excess thereof) or the remaining amount available to be borrowed, and (c) for Alternative Currency Loans it shall be in a minimum of the lesser of $1,000,000 (and in integral multiples of $10,000 in excess thereof) or the remaining amount available to be borrowed.

(d)           Upon receipt of a Loan Notice for Dollar Revolving Loans, the Administrative Agent shall promptly inform the Lenders as to the terms thereof. Each Lender shall make its Commitment Percentage of the requested Borrowing available to the Administrative Agent in Dollars and in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon receipt of a Loan Notice for Multicurrency Revolving Loans, the Administrative Agent shall promptly inform the Multicurrency Lenders as to the terms thereof. Each Multicurrency Lender shall make its Applicable Multicurrency Percentage of the requested Borrowing available to the Administrative Agent in the applicable Alternative Currency and in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.

(e)           Upon satisfaction of the conditions set out in Section 6.2, the amount of the requested Loans will then be made available to Borrower by the Administrative Agent either by (i) crediting the account of Borrower on the books of the Administrative Agent with the amount of such funds, or (ii) wire transfer of such funds, in each case in accordance with instructions provided by Borrower to (and reasonably acceptable to) the Administrative Agent.

(f)           There may not be more than ten (10) Interest Periods in effect for all Revolving Loans which are SOFR Loans. There may not be more than four (4) Interest Periods in effect for all Multicurrency Revolving Loans which are Alternative Currency Term Rate Loans. For the purposes of this Section 2.2, all SOFR Loans and Alternative Currency Term Rate Loans with the same Interest Periods that begin and end on the same date shall be considered as one Interest Period, but SOFR Loans and Alternative Currency Term Rate Loans with different Interest Periods, even if they begin on the same date, shall be considered separate Interest Periods.

2.3           Continuations and Conversions.

(a)           Subject to the terms below, Borrower shall have the option, on any Business Day prior to the Final Maturity Date to Continue existing SOFR Loans or Alternative Currency Term Rate Loans for a subsequent Interest Period, to Convert ABR Loans into SOFR Loans, or to Convert SOFR Loans into ABR Loans, to Convert Alternative Currency Term Rate Loans into Alternative Currency Daily Rate Loans, or to Convert Alternative Currency Daily Rate Loans into Alternative Currency Term Rate Loans. By no later than 11:00 a.m. (i) on the date of the requested Conversion of a SOFR Loan to an ABR Loan, (ii) three (3) U.S. Government Securities Business Days prior to the date of the requested Continuation of a SOFR Loan or Conversion of an ABR Loan to a SOFR Loan, and (iii) three (3) Business Days prior to the date of the requested (A) Continuation of an Alternative Currency Term Rate Loan, (B) Conversion of an Alternative Currency Daily Rate Loan into an Alternative Currency Term Rate Loan of the same currency or (C) Conversion of an Alternative Currency Term Rate Loan into an Alternative Currency Daily Rate Loan of the same currency, Borrower shall deliver to Administrative Agent a written Loan Notice setting out whether Borrower wishes to Continue or Convert such Loans.

(b)           Notwithstanding anything in this Agreement to the contrary, (i) except as provided in Sections 4.3 and 4.4, SOFR Loans may only be Continued or Converted into ABR Loans on the last day of the Interest Period applicable thereto, (ii) SOFR Loans may not be Continued nor may ABR Loans be Converted into SOFR Loans during the existence and continuation of a Default, (iii) any request to Continue a SOFR Loan that fails to comply with the terms hereof or any failure to request a Continuation of a SOFR Loan at the end of an Interest Period shall be deemed a request to Convert such SOFR Loan to an ABR Loan on the last day of the applicable Interest Period, (iv) except as provided in Sections 4.3 and 4.4, Alternative Currency Term Rate Loans may only be Continued or Converted on the last day of the Interest Period applicable thereto, and (v) any request to Continue an Alternative Currency Term Rate Loan that fails to comply with the terms hereof or any failure to request a Continuation of an Alternative Currency Term Rate Loan at the end of an Interest Period shall be deemed a request to Continuation of such an Alternative Currency Term Rate Loan on the last day of the applicable Interest Period for a period of one month.

2.4           Subfacility for Letters of Credit.

(a)           The LC Commitment.

(i)           Subject to the terms and conditions set out in this Agreement, the LC Issuer agrees, from time to time on any Business Day during the Availability Period, to issue LCs for the account of Borrower or any Obligor or make any other LC Credit Extension, provided that the LC Issuer may not make any LC Credit Extension if, as of the LC Credit Extension Date, (A) the Revolving Credit Exposure would exceed the Revolving Committed Amount (after giving effect to such LC Credit Extension), (B) the LC Exposure would exceed the LC Sublimit (after giving effect to such LC Credit Extension), (C) the total Covered Debt Amount would exceed the Borrowing Base then in effect, (D) the expiry date of such requested LC would occur after the Final Maturity Date, unless all Revolving Lenders have approved such expiry date, (E) the LC is to be denominated in a currency other than Dollars, (F) the LC is in an amount less than $7,500, unless the LC Issuer has approved a lesser amount, (G) any Litigation shall by its terms purport to enjoin or restrain the LC Issuer from making such LC Credit Extension, (H) the beneficiary of such LC does not accept the LC or any proposed amendment to, or renewal of, such LC, or (I) a Default or Event of Default exists.

(ii)           Each LC Credit Extension shall be made upon the request of Borrower delivered to the LC Issuer in the form of an LC Application, appropriately completed and signed by a Responsible Officer of Borrower. Such LC Application must be received by the LC Issuer not later than 10:00 a.m. at least four (4) Business Days prior to the proposed LC Credit Extension Date.

(A)           In the case of a request for an initial issuance of an LC, such LC Application shall specify in form and detail satisfactory to the LC Issuer (1) the proposed issuance date of the requested LC (which shall be a Business Day), (2) the amount of the requested LC, (3) the expiry date of the requested LC, (4) the name and address of the beneficiary of the requested LC, (5) the documents to be presented by such beneficiary in case of any drawing under the requested LC, (6) the full text of any certificate to be presented by such beneficiary in case of any drawing under the requested LC, and (7) such other matters as the LC Issuer may reasonably require.

(B)           In the case of a request for an amendment of any outstanding LC, such LC Application shall specify in form and detail satisfactory to the LC Issuer (1) the LC to be amended, (2) the proposed date of the amendment (which shall be a Business Day), (3) the nature of the proposed amendment, and (4) such other matters as the LC Issuer may reasonably require.

(iii)           Promptly after receipt of any LC Application, the LC Issuer will confirm that the requested LC Credit Extension is permitted in accordance with the terms of this Agreement, and, if so, then, subject to the terms and conditions hereof, the LC Issuer shall, on the requested date, issue an LC for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the LC Issuer’s usual and customary business practices.

(iv)           If Borrower so requests in any applicable LC Application, the LC Issuer may, in its sole and absolute discretion, agree to issue an LC that has automatic renewal provisions (each, an “Auto-Renewal LC”); provided that, any such Auto-Renewal LC must permit the LC Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such LC) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such LC is issued. Unless otherwise directed by the LC Issuer, Borrower shall not be required to make a specific request to the LC Issuer for any such renewal. The LC Issuer may elect not to renew any auto-renewal LC for any reason and the LC Issuer may not permit any such Credit Extension if, (A) the LC Issuer has determined that such Credit Extension would not be permitted or the LC Issuer would have no obligation at such time to issue such LC in its renewed form under the terms hereof (by reason of the provisions of Section 2.4(a)(i)) or otherwise, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two (2) Business Days before the Nonrenewal Notice Date (1) that beneficiary has elected not to permit such renewal or (2) from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 6.2 is not then satisfied.

(b)           Drawings and Reimbursements.

(i)           Upon receipt from the beneficiary of any LC of any notice of a drawing under such LC, the LC Issuer shall notify Borrower thereof. Not later than 11:00 a.m. on the date of any payment by the LC Issuer under an LC (each such date, an “Honor Date”), Borrower shall reimburse the LC Issuer in an amount equal to the amount of such drawing. If Borrower fails to so reimburse the LC Issuer by such time, Borrower shall be deemed to have requested a Loan under the Revolving Credit Facility to be disbursed on the Honor Date in an amount equal to the amount of the unreimbursed drawing (the “Unreimbursed Amount”), without regard to the minimum amount specified in Section 2.2 for the principal amount of Loans, but subject to the conditions set out in Section 6.2. Any notice given by the LC Issuer pursuant to this Section 2.4(b)(i) may be given by telephone if immediately confirmed in writing; provided that, the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Loan because the conditions set out in Section 6.2 cannot be satisfied, sufficient funds are not available under the Revolving Credit Facility, or for any other reason, Borrower shall be deemed to have incurred from the LC Issuer an LC Disbursement in the amount of the Unreimbursed Amount, which LC Disbursement shall accrue interest at the Default Rate and be due and payable on demand (together with accrued and unpaid interest).

(iii)          If the LC Issuer shall make an LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall accrue interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the Default Rate.

(c)           Obligations Absolute. The obligation of Borrower to reimburse the LC Issuer for each drawing under each LC and to repay each LC Disbursement shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances. Borrower shall promptly examine a copy of each LC and each amendment thereto that is delivered to it and, Borrower will immediately notify the LC Issuer of any claim of noncompliance with Borrower’s instructions or of any other irregularity, Borrower shall be conclusively deemed to have waived any such claim against the LC Issuer and its correspondents unless such notice is timely given.

(d)           Cash Collateral.

(i)           Upon the request of the LC Issuer, (A) if the LC Issuer has honored any full or partial drawing request under any LC and such drawing has resulted in an LC Disbursement, or (B) if, as of the Final Maturity Date, any LC for any reason remains outstanding and partially or wholly undrawn, Borrower shall immediately Cash Collateralize the then outstanding LC Exposure determined as of the date of such LC Disbursement or the Commitment Termination Date, as the case may be.

(ii)             If LCs are to be outstanding after the Commitment Termination Date, then not later than ten (10) Business Days prior to the Final Maturity Date, Borrower shall Cash Collateralize the LC Exposure for each such LC.

(iii)           Borrower hereby grants to the LC Issuer and Revolving Lenders a security interest in and Lien upon all such Cash Collateral, deposit accounts and all balances therein and all proceeds of the foregoing. All such Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts under the sole dominion and control of the Administrative Agent.

(e)           Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the LC Issuer and Borrower when an LC Credit Extension is made (i) the rules of ISP98 shall apply to each standby LC, and (ii) the rules of Uniform Customs shall apply to each documentary LC.

(f)            Provisions Regarding Electronic Issuance of Letters of Credit. The LC Issuer may adopt procedures pursuant to which Borrower may request the issuance of LCs by electronic means and the LC Issuer may issue LCs based on such electronic requests. Such procedures may include the entering by Borrower into the LC Applications electronically. All the procedures, actions and documents referred to in the two preceding sentences are referred to as “Electronic Applications”. Borrower holds the LC Issuer harmless with respect to actions taken by the LC Issuer based upon Electronic Applications. Borrower further agrees to be bound by all the terms and provisions contained in the LC Applications, including, the terms and provisions of the LC Applications contained on the reverse side of the paper copies thereof, the release and indemnification provisions contained therein, provided that, in the event of any conflict between any term in this Agreement and any term in such LC Application or otherwise, this Agreement shall control.

(g)           Participation by Lenders. By the issuance of any LC and without any further action on the part of the LC Issuer or any Revolving Lender in respect thereof, the LC Issuer hereby grants to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the LC Issuer, a participation in each such LC and the related LC Exposure, effective upon the issuance thereof without recourse or warranty, equal to such Revolving Lender’s Commitment Percentage of such LC and the LC Exposure related to such LC. The LC Issuer shall provide a copy of each LC to Administrative Agent promptly after issuance thereof. This agreement to grant and acquire participations is an agreement between the LC Issuer and Revolving Lenders, and neither Borrower nor any beneficiary of an LC shall be entitled to rely thereon. Borrower agrees that each Revolving Lender purchasing a participation from the LC Issuer pursuant to this Section 2.4(g) may exercise all of its rights to payment against Borrower including the right of setoff, with respect to such participation as fully as if such Revolving Lender were the direct creditor of the Borrower in the amount of such participations.

2.5           Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the LC Issuer (with a copy to the Administrative Agent) Borrower shall Cash Collateralize the LC Issuer’s Fronting Exposure solely with respect to such Defaulting Lender (determined after giving effect to Section 2.6(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

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(a)           Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the LC Issuer, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LCs. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the LC Issuer as herein provided, or that the total amount of such Cash Collateral is less than the amount required, Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)           Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.5 or under Section 2.4 in respect of LCs shall be applied to the satisfaction of the LC Exposure, of the Defaulting Lender’s obligation to fund participations in respect of LC Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation), and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)           Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.5 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the LC Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.5 the Person providing Cash Collateral and the LC Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.6           Defaulting Lenders.

(a)           Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)           Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set out in the definition of Required Lenders.

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(ii)          Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 3.2, Section 3.3 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 3.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the LC Issuer or the Swingline Lender under this Agreement; third, to Cash Collateralize the Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.6; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize the LC Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future LCs issued under this Agreement, in accordance with Section 2.6; sixth, to the payment of any amounts owing to the Lenders, the LC Issuer, or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuer, or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans, Swingline Loans, or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related LCs were issued at a time when the conditions set out in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure are held by the Lenders pro rata in accordance with the Commitments under the Revolving Credit Facility without giving effect to Section 2.6(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.6(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           Certain Fees.

(A)          No Defaulting Lender shall be entitled to receive any commitment fee or unused fee for any period during which such Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)          Each Defaulting Lender shall be entitled to receive LC fees under Section 3.8 for any period during which such Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of LCs or Swingline Loans for which it has provided Cash Collateral pursuant to Section 2.6.

(C)          With respect to any LC Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations or that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the LC Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the LC Issuer’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

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(iv)          Reallocation of Participations to Reduce Fronting Exposure. Subject to Section 3.6, all or any part of such Defaulting Lender’s participation in LC Exposure, Swingline Loans or Multicurrency Revolving Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set out in Section 6.2 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified the Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Committed Amount. No reallocation under this Agreement shall constitute a waiver or release of any claim of any party under this Agreement against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)           Cash Collateral. If the reallocation described in Section 2.6(a)(iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it under this Agreement or under applicable Law, (A) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure, (B) second, prepay Multicurrency Revolving Loans in an amount equal to the Multicurrency Lenders’ Fronting Exposure, and (C) third, Cash Collateralize the LC Issuer’s Fronting Exposure in accordance with the procedures set out in Section 2.5.

(b)           Defaulting Lender Cure. If the Borrower, the Administrative Agent, and LC Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in LCs to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to paragraph (a)(iv) above), whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)           Swingline Loans and Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan, (ii) no the LC Issuer shall be required to issue, extend, renew or increase any LC unless it is satisfied that it will have no Fronting Exposure after giving effect thereto, and (iii) no Multicurrency Lender shall be required to fund any Multicurrency Revolving Loans unless such Multicurrency Lender is satisfied that it will have no Fronting Exposure after giving effect to such Multicurrency Revolving Loan.

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2.7          Swingline Loans.

(a)           The Swingline. Subject to the terms and conditions set out herein, the Swingline Lender agrees, in reliance upon the agreements of the other Lenders set out in this Section 2.7, to make loans (each such loan, a “Swingline Loan”) to Borrower from time to time on any Business Day during the Availability Period in an aggregate amount that will not, after giving effect to such Swingline Loan, result in the outstanding amount of the Swingline Loans to exceed the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Revolving Credit Exposure of the Lender acting as Swingline Lender, may exceed the amount of such Lender’s Revolving Committed Amount; provided that after giving effect to any Swingline Loan, (A) the Revolving Credit Exposure of all Revolving Lenders may not exceed the Revolving Committed Amount of all Revolving Lenders, and (B) the Revolving Credit Exposure of any Lender other than the Swingline Lender may not exceed such Lender’s Revolving Committed Amount, and provided, further, that Borrower may not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, Borrower may borrow, prepay, and reborrow Swingline Loans.

(b)           Borrowing Procedures for Swingline Loans. Each Swingline Borrowing shall be made upon the Borrower’s notice to the Swingline Lender and the Administrative Agent. Each such notice shall be in the form of an irrevocable notice, appropriately completed and signed by a Responsible Officer of the Borrower, or may be given by telephone (if promptly confirmed in writing by delivery of such an irrevocable notice consistent with such telephonic notice) and must be received by the Swingline Lender and the Administrative Agent not later than 10:00 a.m. on the date of the requested Swingline Borrowing, and such notice shall specify (i) the amount to be borrowed, which shall be in a minimum of $100,000 or a larger multiple of $50,000, and (ii) the date of such Swingline Borrowing (which shall be a Business Day). Subject to the terms and conditions set forth herein, Swingline Lender shall make each Swingline Loan available to the Borrower by credit to the Borrower’s account with such Swingline Lender or by wire transfer in accordance with instructions provided to (and reasonably acceptable to) Swingline Lender, not later than 3:00 p.m. on the requested date of such Swingline Loan.

(c)           Payment of Swingline Loans.

(i)          Each Swingline Loan is due and payable on the earlier of (A) the Commitment Termination Date, (B) the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan, and (C) on each date that a Borrowing of Revolving Loans is made by Borrower.

(ii)          If a Swingline Loan is not paid when due, Borrower shall be deemed to have requested a Borrowing of Revolving Loans in an amount equal to the outstanding principal amount of the Swingline Loan and the proceeds shall be paid to Swingline Lender to pay in full such Swingline Loan.

(iii)        If a Swingline Loan cannot be refinanced by a Borrowing of Revolving Loans, each Revolving Lender is deemed to have funded its risk participation in the Swingline Loan.

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(d)           Participation in Swingline Loans.

(i)            Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Revolving Lender’s Commitment Percentage multiplied by the amount of such Swingline Loan.

(ii)           At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(e)           Resignation of Swingline Lender. Swingline Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of Swingline Lender under this Agreement and the other Loan Documents with respect to Swingline Loans made by it prior to such resignation, but shall not be required to make any additional Swingline Loans.

2.8          Increase in Commitments

(a)           Request for Increase. At any time prior to the Commitment Termination Date if no Default or Event of Default then exists, Borrower may, from time to time, send written notice to the Administrative Agent (which shall promptly notify the Lenders), requesting an increase in the Revolving Credit Facility from the then applicable Revolving Committed Amount (each such increase an “Incremental Revolving Credit Increase”); provided that (i) any such Incremental Revolving Credit Increase shall be in a minimum amount of $5,000,000 (or $1,000,000 increments), and (ii) after giving effect to any such increase, the aggregate increase in the Revolving Committed Amount may not exceed $95,000,000, and the aggregate Revolving Committed Amount for all Revolving Lenders may not exceed $200,000,000. Such notice shall set forth (A) the amount of the increase being requested, and (B) the date on which such increase is requested to become effective (which shall not be less than 15 days nor more than 60 days after the date of such notice, unless otherwise agreed to by the Administrative Agent).

(b)           Incremental Revolving Lenders. Borrower may seek an Incremental Revolving Credit Increase from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become incremental Revolving Lenders in connection therewith (each an “Incremental Revolving Lender”). Borrower and each Incremental Revolving Lender shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably request to evidence the Incremental Revolving Credit Increase of such Incremental Revolving Lender. Each Incremental Revolving Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and the LC Issuer in their reasonable discretion (such consent not to be unreasonably withheld, conditioned or delayed).

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(c)           Lender Election to Increase. Each Lender shall notify the Administrative Agent on or before the date specified in the notice whether or not it agrees to increase its Revolving Committed Amount, and if so, whether by an amount equal to, greater than, or less than its Commitment Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify Borrower and each Lender of the Lenders’ responses to each request made hereunder.

(d)           Effective Date and Allocations. If any Commitments are increased in accordance with this Section 2.8, the Administrative Agent and Borrower shall determine the effective date of such increase (the “Incremental Revolving Increase Effective Date”). The Administrative Agent and Borrower shall promptly notify the Lenders of the final allocation of such increase and the Incremental Revolving Increase Effective Date.

(e)           Conditions to Effectiveness of Increase. As a condition precedent to each such increase, Borrower shall deliver to the Administrative Agent a certificate dated as of the Incremental Revolving Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of Borrower (i) certifying and attaching the resolutions adopted by Borrower approving or consenting to such increase, and (ii) certifying that on and as of the Incremental Revolving Increase Effective Date, before and after giving effect to such increase, the representations and warranties contained in Article 7 and the other Loan Documents are true and correct and no Default or Event of Default exists. Borrower shall deliver new or amended Revolving Credit Notes reflecting the increased Commitment of any Lender holding or requesting a Revolving Credit Note. The Administrative Agent shall distribute an amended Schedule A (which shall be deemed incorporated into this Agreement) to reflect any changes therein resulting from such increase. Borrower shall prepay any Loans outstanding on the Incremental Revolving Increase Effective Date to the extent necessary to keep the outstanding Loans ratable with any revised Commitment Percentages arising from any non-ratable increase in the Commitments under this Section 2.8.

(f)            Terms of Incremental Revolving Loans. Notwithstanding anything contained herein to the contrary, it is acknowledged and agreed that all Incremental Revolving Credit Increases are to be Commitments and based on the terms and conditions set forth herein for Commitments and Revolving Loans.

2.9          Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

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(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

ARTICLE 3
INTEREST, FEES, AND PAYMENTS

3.1          Interest Rates.

(a)           Interest. Each ABR Loan shall accrue interest at the ABR plus the Applicable Margin for ABR Loans. Each SOFR Loan shall accrue interest at the Adjusted Term SOFR applicable to such Loan plus the Applicable Margin for SOFR Loans. Each Swingline Loan shall be an ABR Loan. Each Alternative Currency Daily Rate Loan shall accrue interest at the Alternative Currency Daily Rate plus the Applicable Margin for Alternative Currency Loans. Each Alternative Currency Term Rate Loan shall accrue interest at the Alternative Currency Term Rate plus the Applicable Margin for Alternative Currency Loans.

(b)           Default Rate. If any amount payable by Borrower under this Agreement or any other Loan Document (including principal of any Loan, interest, fees and other amount) is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal to the Default Rate. Upon the request of the Required Lenders or the Administrative Agent to Borrower, while any Default exists, interest on the Revolving Principal Amount, and any other amounts owing under this Agreement or under the other Loan Documents, shall accrue interest at a per annum rate equal to the Default Rate.

3.2          Payment of Principal and Interest.

(a)           Revolving Credit Facility.

(i)           Accrued and unpaid interest on the Revolving Loans shall be payable (A) for ABR Loans, quarterly on each October 15th, January 15th, April 15th and July 15th, (B) for SOFR Loans, on the last day of the applicable Interest Period, (C) for Alternative Currency Term Rate Loans, on the last day of the applicable Interest Period, (D) for Alternative Currency Daily Rate Loans, on the last Business Day of each month, and (E) on the Final Maturity Date.

(ii)          On each Scheduled Payment Date, the Borrower shall repay the Loans in an aggregate amount equal to 1/12 of the aggregate outstanding amount of Loans, and Cash Collateralize 1/12 of the LC Exposure, for each Class and currency of Loans and Letters of Credit outstanding, based on the outstanding Loans and Letters of Credit as of the Commitment Termination Date. Following the Commitment Termination Date, any other optional or mandatory prepayment of Loans (or Cash Collateralization or expiration of outstanding Letters of Credit) will reduce in direct order the amount of any subsequent repayment of Loans or Cash Collateralization of Letters of Credit required to be made pursuant to this Agreement.

(iii)          The Revolving Principal Amount, together with all accrued and unpaid interest and fees, shall be due and payable on the Final Maturity Date as set forth in clause (c) below.

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(b)           Payment of Default Rate Interest. Notwithstanding the foregoing, during the existence of a Default, interest payable at the Default Rate shall be payable from time to time on written demand from Administrative Agent to Borrower.

(c)           Payment in Full at Maturity.

(i)            On the Final Maturity Date, Borrower unconditionally promises to pay in full, and there shall become due and payable in full, the entire outstanding Revolving Principal Amount, together with accrued and unpaid interest and all fees and other sums then owing under the Loan Documents, including, the amounts needed to Cash Collateralize all outstanding LC Exposure and to satisfy all other Obligations then owing.

3.3          Prepayments.

(a)           Voluntary Prepayment. Borrower may prepay all or any part of the Revolving Principal Amount at any time without premium or penalty upon notice to the Administrative Agent. Each voluntary prepayment is subject to the following conditions:

(i)          Administrative Agent must receive Borrower’s written or telephonic prepayment notice not later than 12:00 p.m. (A) three (3) U.S. Government Securities Business Days’ prior to any date of prepayment of SOFR Loans, (B) on the date of prepayment of ABR Loans, and (C) three (3) Business Days’ prior to any date of prepayment of Alternative Currency Loans;

(ii)         Borrower’s prepayment notice shall (A) specify the prepayment date, (B) specify the amount, currency and Type of the Loan to be prepaid, and (C) constitute an irrevocable and binding obligation of Borrower to make a prepayment in such amount on the designated prepayment date; and

(iii)        each such partial prepayment shall be in the minimum principal amount of $500,000 and integral multiples of $50,000 or, if less than such minimum amounts, the entire principal amount thereof then outstanding.

(b)           Optional Reduction of Revolving Committed Amount. Borrower shall have the right, upon notice to the Administrative Agent, to permanently terminate or reduce the aggregate unused amount of the Revolving Committed Amount at any time and from time to time; provided that (a) such notice must be received by the Administrative Agent not later than 12:00 p.m. five (5) Business Days prior to the date of termination or reduction, (b) each partial reduction shall be in an aggregate amount at least equal to $5,000,000 and in integral multiples of $1,000,000 above such amount, and (c) no reduction shall be made which would reduce the Revolving Committed Amount to an amount less than the aggregate outstanding Revolving Credit Exposure. Any reduction in (or termination of) the Revolving Committed Amount shall be permanent and may not be reinstated. The Revolving Committed Amount will be reduced to zero on the Commitment Termination Date. If after giving effect to any reduction or termination of Commitments under this clause (b), the LC Sublimit, Swingline Sublimit or the Multicurrency Sublimit exceeds the Commitments at such time, the LC Sublimit, Swingline Sublimit or the Multicurrency Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

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(c)           Mandatory Prepayments due to Changes in Exchange Rates.

(i)          Determination of Amount Outstanding. On each Quarterly Date and, in addition, promptly upon the receipt by the Administrative Agent of a Currency Valuation Notice (as defined below), the Administrative Agent shall determine the aggregate Multicurrency Revolving Credit Exposure. For the purpose of this determination, the outstanding principal amount of any Loan that is denominated in any Alternative Currency shall be deemed to be the Dollar Equivalent of the amount in the Alternative Currency of such Loan, determined as of such Quarterly Date or, in the case of a Currency Valuation Notice received by the Administrative Agent prior to 10:00 a.m., Houston, Texas time, on a Business Day, on such Business Day or, in the case of a Currency Valuation Notice otherwise received, on the first Business Day after such Currency Valuation Notice is received. Upon making such determination, the Administrative Agent shall promptly notify the Multicurrency Lenders and the Borrower thereof.

(ii)          Prepayment. If on the date of such determination the aggregate Multicurrency Revolving Credit Exposure on such date exceeds 105% of the aggregate amount of the Multicurrency Sublimit as then in effect, the Borrower shall, if requested by any Multicurrency Lender (through the Administrative Agent), prepay the Multicurrency Revolving Loans within 15 Business Days following the Borrower’s receipt of such request in such amounts as shall be necessary so that after giving effect thereto the aggregate Multicurrency Revolving Credit Exposure does not exceed the Multicurrency Sublimit.

(iii)         For purposes hereof “Currency Valuation Notice” means a notice given by any Multicurrency Lender to the Administrative Agent stating that such notice is a “Currency Valuation Notice” and requesting that the Administrative Agent determine the aggregate Multicurrency Revolving Credit Exposure. The Administrative Agent shall not be required to make more than one valuation determination pursuant to Currency Valuation Notices within any rolling three month period.

(d)           Mandatory Prepayment due to Borrowing Base Deficiency. In the event that at any time any Borrowing Base Deficiency shall exist, the Borrower shall, within five Business Days after delivery of the applicable Borrowing Base Certificate, prepay the Loans (or provide Cash Collateral for Letters of Credit as contemplated by Section 2.4) in such amounts as shall be necessary so that such Borrowing Base Deficiency is cured, or (ii) if, within five Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency, the Borrower shall present the Lenders with a reasonably feasible plan acceptable to the Required Lenders in their sole discretion to enable such Borrowing Base Deficiency to be cured within 30 Business Days (which 30-Business Day period shall include the five Business Days permitted for delivery of such plan), then such prepayment or reduction shall not be required to be effected immediately but may be effected in accordance with such plan (with such modifications as the Borrower may reasonably determine), so long as such Borrowing Base Deficiency is cured within such 30-Business Day period.

(e)           Application of Prepayments.

(i)          All prepayments under Section 3.3(a) shall be applied for payments under the Revolving Credit Facility, to the Revolving Principal Amount with no corresponding reduction in the Revolving Committed Amount.

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(ii)          All prepayments under Section 3.3 shall be accompanied by the accrued and unpaid interest on the Revolving Principal Amount prepaid through the date of prepayment.

(iii)         Amounts prepaid pursuant to this Section 3.3 shall be applied based on the Lender’s respective Commitment Percentages.

3.4             Computations of Interest and Fees.

(a)           Calculation of Interest. All computations of interest for ABR Loans and for Alternative Currency Term Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be computed on the basis of a 360-day year and actual days elapsed. Interest shall accrue from and including the Closing Date or from the first date of Borrowing (or from the date of any Continuation or Conversion thereof) to but excluding the last day occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           Maximum Rate. It is the intent of the Lenders and Borrower to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and Borrower are hereby limited by the provisions of this Section 3.4 which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity date of the Obligations), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the Maximum Rate. If, from any possible construction of any of the Loan Documents or any other document, interest would otherwise be payable in excess of the Maximum Rate, any such construction shall be subject to the provisions of this paragraph and interest owing pursuant to such documents shall be automatically reduced to the Maximum Rate without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable Law and which would, apart from this provision, be in excess of the Maximum Rate, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Loan Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of the Loans does not exceed the Maximum Rate.

(c)           Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

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(d)           Alternative Currency Conforming Changes In connection with the use or administration of SONIA, CDOR Rate, or any Alternative Currency Loan, the Administrative Agent will have the right to make Alternative Currency Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Alternative Currency Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Alternative Currency Conforming Changes.

3.5             General Payment Terms.

(a)           Payments by Borrower. Except as otherwise expressly provided in this Agreement (i) all payments by Borrower under this Agreement shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein, (ii) the Administrative Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office, and (iii) all payments received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(b)           Payment Dates. If any payment or prepayment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)           Advances by Administrative Agent. Unless Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent under this Agreement, that Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Dollars and in immediately available funds, then:

(i)          if Borrower fails to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Dollars and in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the greater of Federal Funds Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and

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(ii)          if any Lender fails to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Dollars and in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to Borrower to the date such amount is recovered by the Administrative Agent at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon Borrower, and Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to Borrower to the date such amount is recovered by the Administrative Agent at a rate per annum equal to the rate of interest applicable to such Borrowing. Nothing in this Agreement shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender under this Agreement.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this Section 3.5(c) shall be conclusive, absent manifest error.

(d)           Several Obligations. The obligations of the Lenders under this Agreement to make Loans and to fund or purchase participation interests in LCs or Swingline Loans are several and not joint. The failure of any Lender to make any Loan or to fund or purchase any participation interest on any date required under this Agreement shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or fund its participation interest.

(e)           Funding Offices. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Notes. The obligation of Borrower to repay the Revolving Loans shall be evidenced by Revolving Credit Notes executed by Borrower and payable to the order of each Revolving Lender in the principal amount of such Revolving Lender’s Revolving Committed Amount.

(g)           Defaulting Lender. If any Lender shall fail to make any payment required to be made by it pursuant to Section 3.5(c) or Section 3.6, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof (and subject to Section 2.6(a)(ii)), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(h)           Payments by Borrower of Alternative Currency Loans. All payments by the Borrower hereunder with respect to principal and interest on Loans denominated in the Alternative Currency shall be made to the Administrative Agent, for the account of the Multicurrency Lender to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in immediately available funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.

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3.6             Pro Rata Treatment and Sharing of Payments.

(a)           Except to the extent otherwise provided herein, each Borrowing, each payment or prepayment of principal of any Loan, each payment of interest, each payment of fees (other than fees paid to the Administrative Agent for its own account), each Conversion or Continuation and each reduction in the Revolving Committed Amount, shall be allocated pro rata among the relevant Lenders in accordance with their Commitment Percentages; provided that, if any Lender shall have failed to pay its Commitment Percentage of any Loan or purchase or fund its participation interest in any LC, Swingline Loan or Multicurrency Revolving Loan, then any amount to which such Lender would otherwise be entitled pursuant to this Section 3.6 shall instead be payable to the Administrative Agent until the share of such Loan or such participation interest not purchased or funded by such Lender has been purchased or funded unless such Lender’s obligations are the subject of a good faith dispute.

(b)           In the event any principal, interest, fee or other amount paid to any Lender pursuant to this Agreement or any other Loan Document is rescinded or must otherwise be returned by the Administrative Agent, (i) such principal, interest, fee or other amount that had been satisfied by such payment shall be revived, reinstated and continued in full force and effect as if such payment had not occurred and (ii) such Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, if repaid within two (2) Business Days after such request and thereafter the ABR plus the Applicable Margin for ABR Loans.

(c)           The Lenders agree among themselves that, except to the extent otherwise provided in this Agreement, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Debtor Relief Law or other similar law or otherwise, or by any other means,

(i)          in excess of its Commitment Percentage of such payment as provided for in this Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective Commitment Percentages; or

(ii)         such payment shall be rescinded or must otherwise be returned, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise returned.

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Borrower agrees that (A) any Lender so purchasing such a participation may, to the fullest extent permitted by applicable Law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation and (B) the Obligations that have been satisfied by a payment that has been rescinded or otherwise returned shall be revived, reinstated and continued in full force and effect as if such payment had not occurred.

(d)           Except as otherwise expressly provided in this Agreement, if any Lender or the Administrative Agent shall fail to remit to any other Lender or the Administrative Agent an amount payable by such Lender or the Administrative Agent to such other Lender or the Administrative Agent pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable Debtor Relief Law or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.6 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.6 to share in the benefits of any recovery on such secured claim.

3.7           Right of Setoff. If any Default shall have occurred and be continuing, each Lender, the LC Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, the LC Issuer or any such Affiliate, to or for the credit or the account of Borrower or any other Obligor against any and all of the obligations of Borrower or such Obligor now or hereafter existing under this Agreement or any other Loan Document to such Lender or the LC Issuer or their respective Affiliates, irrespective of whether or not such Lender, the LC Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Obligor may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the LC Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.6 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Issuer, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the LC Issuer and their respective Affiliates under this Section 3.7 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the LC Issuer or their respective Affiliates may have. Each Lender and the LC Issuer agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that, the failure to give such notice shall not affect the validity of such setoff and application.

3.8           Fees.

(a)           Closing Fee – Revolving Credit Facility. On the Closing Date, Borrower shall pay to Administrative Agent a closing fee in an amount set forth in the Fee Letter.

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(b)           Unused Fee – Revolving Credit Facility. Borrower shall pay to the Administrative Agent, for the ratable benefit of each Revolving Lender based on its Revolving Committed Amount, a per annum fee equal to the Unused Fee Rate for each day during the period of determination multiplied by the amount by which the then Revolving Committed Amount for all Revolving Lenders on such day exceeds the Revolving Principal Amount outstanding on such day. This fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last day of each March, June, September, and December (as well as on the Commitment Termination Date and on any date that the Revolving Committed Amount is reduced) for the quarter period (or portion thereof) then ending, beginning with the first of such dates to occur after the Closing Date.

(c)           LC Fees.

(i)          Borrower shall pay to Administrative Agent for the ratable benefit of Revolving Lenders a letter of credit fee for each LC equal to the Applicable Margin for SOFR Loans multiplied by the daily maximum amount available to be drawn under such LC (whether or not such maximum amount is then in effect under such LC), provided that, the letter of credit fee for any LC may not be less than $500. Such LC fees shall be computed on a quarterly basis in arrears and be due and payable on the last day of each March, June, September and December on the first such date to be occur after the Closing Date, and are nonrefundable.

(ii)         In addition to the foregoing fees, Borrower shall pay to the LC Issuer for its own account, a fronting fee with respect to each LC in the amount equal to the daily amount available to be drawn under such LC times 0.125% per annum. Such fronting fee accrued through and including each Quarterly Date shall be payable on such Quarterly Date.

(iii)       In addition, Borrower shall pay directly to the LC Issuer the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the LC Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within 10 days after demand and are nonrefundable.

(d)           Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the fees as agreed to between Borrower and the Administrative Agent in the Fee Letter.

ARTICLE 4
TAXES, YIELD PROTECTION AND ILLEGALITY

4.1          Taxes.

(a)           Special Defined Terms. For purposes of this Section 4.1, the term “Lender” includes the LC Issuer, and the term “Law” includes FATCA.

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(b)           Payments Free of Taxes. Any and all payments by or on account of any obligation of any Obligor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if the withholding or deduction is made on account of an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)           Payment of Other Taxes by the Obligors. The Obligors shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)           Indemnification by the Obligors. The Obligors shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Obligor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Obligors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.7 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 4.1.

(f)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section 4.1 such Obligor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(g)           Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.1(g) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed copies of IRS Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Tax Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Tax Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Tax Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Tax Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

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(4)           to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Tax Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Tax Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

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(h)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.1 (including by the payment of additional amounts pursuant to this Section 4.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Survival. Each party’s obligations under this Section 4.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

4.2             Increased Costs.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental. or other marginal reserve requirement with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D))), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the LC Issuer;

(ii)             subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b), (c) and (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Lender or the LC Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any LC or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, Converting to, Continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the LC Issuer or such other Recipient of participating in, issuing or maintaining any LC (or of maintaining its obligation to participate in or to issue any LC), or to reduce the amount of any sum received or receivable by such Lender, the LC Issuer or other Recipient under this Agreement from any Obligor (whether of principal, interest or any other amount) then, upon written request of such Lender, the LC Issuer or other Recipient that reasonably details the basis for such request, Borrower will pay to such Lender, the LC Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the LC Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

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(b)           Capital Requirements. If any Lender or the LC Issuer determines that any Change in Law affecting such Lender or the LC Issuer or any Lending Office of such Lender or such Lender’s or the LC Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the LC Issuer’s capital or on the capital of such Lender’s or the LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in LCs or Swingline Loans held by, such Lender, or the LC issued by the LC Issuer, to a level below that which such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the LC Issuer’s policies and the policies of such Lender’s or the LC Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of a Lender or the LC Issuer setting out the amount or amounts necessary to compensate such Lender or the LC Issuer or its holding company, as the case may be, as specified in Sections 4.2(a) or (b) above, and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender or the LC Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender or the LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the LC Issuer’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the LC Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the LC Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

4.3          Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Credit Extensions whose interest is determined by reference to a Relevant Rate or to determine or charge interest rates based upon a Relevant Rate or to purchase or sell, or to take deposits of, any Alternative Currency in the applicable interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or maintain Alternative Currency Loans in the affected currency or currencies or, in the case of Loans denominated in Dollars, any obligation of such Lender to make or continue SOFR Loans or to convert ABR Loans to SOFR Loans shall be, in each case, suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted Term SOFR component of ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of ABR. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), (A) prepay all Alternative Currency Loans in the affected currency or currencies or all SOFR Loans, as applicable, or (B) if applicable, convert all SOFR Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the ABR), immediately, or, in the case of SOFR Loans or Alternative Currency Term Rate Loans, as applicable, on the last day of the Interest Period therefor if such Lender may lawfully continue to maintain such SOFR Loans or Alternative Currency Term Rate Loans, as applicable, to such day, if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute ABR applicable to such Lender without reference to the Adjusted Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.5.

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4.4           Inability to Determine Rates.

(a)           If in connection with any request for a SOFR Loan or an Alternative Currency Loan or a conversion of ABR Loans to SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Benchmark Replacement or successor rate, as applicable, for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with this Agreement, or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed SOFR Loan or an Alternative Currency Loan or in connection with an existing or proposed ABR Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain SOFR Loans or Alternative Currency Loans in the affected currencies, as applicable, or to convert ABR Loans to SOFR Loans, shall be suspended to the extent of the affected Loans, Interest Period(s) or determination date(s), as applicable, and (y) in the event of a determination described in clause (x) with respect to the Adjusted Term SOFR component of ABR, the utilization of the component in determining ABR shall be suspended, in each case, until the Administrative Agent (or, until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke (without regard to any notice period that may otherwise be required hereunder) any pending request for a Borrowing of, conversion to or continuation of SOFR Loans, or Borrowing of, or continuation of Alternative Currency Loans, in each case to the extent of the affected Loans, Interest Periods or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein, and (ii) (A) any outstanding SOFR Loans shall be deemed to have been converted to ABR Loans at the end of their respective applicable Interest Period, and (B) any outstanding affected Alternative Currency Loans, at the Borrower’s election, shall either be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan.

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4.5             Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or reasonable expense actually incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than an ABR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than an ABR Loan on the date or in the amount notified by the Borrower;

(c)           any assignment of a SOFR Loan or an Alternative Currency Term Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 4.8; or

(d)           any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or redeployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 4.5, each Lender shall be deemed to have funded each SOFR Loan or Alternative Currency Term Rate Loan made by it at the Term SOFR or Alternative Currency Term Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such SOFR Loan or Alternative Currency Term Rate Loan was in fact so funded.

4.6          Requests for Compensation. A certificate of a Lender claiming compensation under this Article 4 and setting out the additional amount or amounts to be paid to it under this Agreement shall be conclusive in the absence of manifest error. In determining such amount, a Lender may use any reasonable averaging and attribution methods. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

4.7           Mitigation of Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 4.2, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans under this Agreement or to assign its rights and obligations under this Agreement to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 or Section 4.2, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b)           Replacement of Lenders. If any Lender requests compensation under Section 4.2, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.7(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.7), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.1 or Section 4.2) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.7;

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Exposure, accrued interest thereon, accrued fees and all other amounts payable to it under this Agreement and under the other Loan Documents (including any amounts under Section 4.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii)           in the case of any such assignment resulting from a claim for compensation under Section 4.2 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)           such assignment does not conflict with applicable Law; and

(v)           in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver, or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

4.8             Benchmark Replacement Setting.

(a)           Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No Hedge Agreement shall deemed a Loan Document for purposes of this Section 4.8.

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(b)           Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)           Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Conforming Changes, (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.8.

(d)           Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)           Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have Converted any such request into a request for a Borrowing of or Conversion to ABR Loans, and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

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4.9          Survival. All of Borrower’s obligations under this Article 4 shall survive termination of the Commitments and repayment of all Obligations.

ARTICLE 5
COLLATERAL AND GUARANTIES

5.1          Collateral. To secure full and complete payment and performance of the Obligations (including Revolving Loans, LCs, Hedge Liabilities, and Erroneous Payment Subrogation Rights), each Obligor shall execute and deliver, or cause to be executed and delivered, the Security Documents described below pledging to Administrative Agent a first priority Lien on the Collateral described therein:

(a)       Borrower and each Subsidiary Guarantor shall execute and deliver, or cause to be executed and delivered, the Guarantee and Security Agreement under which each shall grant to Administrative Agent a first priority security interest in and Lien on the Collateral, including, without limitation, a first priority security interest in all of the Equity Interests issued by Borrower’s Domestic Subsidiaries existing on the Closing Date and a first priority security interest in 66-2/3% of the Equity Interests issued by any Foreign Subsidiaries of any Obligor existing on the Closing Date.

5.2           Guarantees. Each Subsidiary Guarantor shall guarantee the complete payment and performance of the Obligations (including Revolving Loans, LCs, Hedge Liabilities, and Erroneous Payment Subrogation Rights) by executing and delivering the Guarantee and Security Agreement to Administrative Agent on the Closing Date (for each Subsidiary Guarantor in existence on the Closing Date).

5.3           Financing Statements. Each Obligor hereby authorizes Administrative Agent to file, and agrees to execute, if requested, financing statements, continuation statements, or termination statements (each in Acceptable Form), or take other action reasonably requested by Administrative Agent relating to the Collateral, including any Lien search required by Administrative Agent.

5.4           Additional Subsidiaries .

(a)           Additional Domestic Subsidiaries. Promptly after the creation, division, or acquisition of any Domestic Subsidiary (and, in any event, within ten (10) days after such creation, division, or acquisition, as such time period may be extended by the Administrative Agent in its sole discretion) cause the applicable Obligor to deliver to the Administrative Agent Security Documents pledging 100 percent (100%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) of any such new Domestic Subsidiary, and cause such Person to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed Guarantee Assumption Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) grant a security interest in all Collateral owned by such Subsidiary by delivering to the Administrative Agent a duly executed Guarantee Assumption Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each applicable Security Document, (iii) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent, (iv) deliver to the Administrative Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Person, (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

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(b)           Additional Foreign Subsidiaries. Notify the Administrative Agent promptly after any Person becomes a First Tier Foreign Subsidiary, and promptly thereafter (and, in any event, within twenty (20) days after such notification, as such time period may be extended by the Administrative Agent in its sole discretion), cause (i) the applicable Obligor to deliver to the Administrative Agent Security Documents pledging sixty-six and 2/3 percent (66-2/3%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) of any such new First Tier Foreign Subsidiary and a consent thereto executed by such new First Tier Foreign Subsidiary (including, without limitation, if applicable, original certificated Equity Interests (or the equivalent thereof pursuant to the applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new First Tier Foreign Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent, (iii) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to Administrative Agent.

(c)           Exclusions. The provisions of this Section 5.4 shall not apply to assets as to which the Administrative Agent and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.

(d)           No Implicit Authorization. Nothing in this Section 5.4 shall be deemed to authorize or consent to Borrower’s formation or acquisition of a Subsidiary or to its acquisition of any interest in any real property.

5.5          Further Assurances – Collateral. Each Obligor (at its expense) shall obtain, or cooperate with the Administrative Agent to obtain, agreements, documents, instruments, and papers (all in Acceptable Form) as the Administrative Agent may from time to time request to attach or preserve the attachment, and to perfect or preserve the perfection and priority, of the Administrative Agent’s security interests granted under the Loan Documents (including, landlord subordination agreements, creditor and mortgagee subordination agreements, and Lien release documents). Borrower hereby appoints and empowers the Administrative Agent or its representatives, as its attorney-in-fact, to execute and/or endorse (and file, as appropriate) on its behalf any documents, agreements, papers, checks, financing statements and other documents which, in the Administrative Agent’s sole judgment, are necessary to be executed, endorsed and/or filed in order to (a) perfect or preserve the perfection and priority of the Administrative Agent’s security interests granted under the Loan Documents and (b) collect or realize upon the Collateral or otherwise exercise its rights and remedies under any of the Loan Documents or applicable Law.

5.6           Liens Granted to Administrative Agent. Liens granted to the Administrative Agent under the Loan Documents are granted to the Administrative Agent for the ratable benefit of the Secured Parties.

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ARTICLE 6
CONDITIONS PRECEDENT

6.1           Initial Credit Extension. This Agreement shall be effective once it is executed and delivered by each of the parties thereto. The obligations of the Lenders to make Loans, of the Swingline Lender to make Swingline Loans, and of the LC Issuer to issue LCs under this Agreement after the Closing Date shall not become effective until the date on which Administrative Agent has received each of the following in Acceptable Form (or has waived the requirement in accordance with Section 13.8):

(a)           Executed Loan Documents. Duly executed copies of this Agreement, the Revolving Credit Notes in favor of each Revolving Lender, the Swingline Note in favor of the Swingline Lender, and all other Loan Documents and Security Documents listed on Schedule 6.1, each in Acceptable Form;

(b)           [Reserved];

(c)           Corporate Documents.

(i)          Officer’s Certificate. A certificate of a Responsible Officer of Borrower certifying as to the items described in the following clauses (ii)-(v);

(ii)         Organizational Documents. The Organizational Documents of each Obligor certified by a Responsible Officer of such Obligor in Acceptable Form;

(iii)           Resolutions. Copies of resolutions of the Governing Body of Borrower and each other Obligor approving the transactions contemplated by this Agreement and authorizing certain officers of Borrower or the applicable Obligor to negotiate, execute, and deliver the Loan Documents, certified by a secretary or assistant secretary of Borrower or the applicable Obligor to be true and correct and in full force and effect as of the Closing Date;

(iv)          Incumbency. An incumbency certificate of Borrower and each other Obligor certified by a secretary or assistant secretary of Borrower or such Obligor to be true and correct as of the Closing Date;

(v)           Good Standing. Copies of certificates of good standing, existence, or their equivalent with respect to each Obligor, certified as of a recent date by the appropriate Governmental Authority of the state of its organization;

(vi)          Tax Identification Number. The tax identification number of each Obligor;

(d)           Opinions of Counsel. Such opinions from legal counsel to Borrower and each other Obligor, addressed to the Lenders, dated as of the Closing Date, and covering matters that customarily are addressed in connection with the transactions contemplated by this Agreement, in Acceptable Form;

(e)           Financial Statements. Receipt by the Administrative Agent of a copy of (i) the unaudited consolidated financial statements (including balance sheets, income statements and cash flow statements) of Borrower and its Subsidiaries for the fiscal quarters ended March 31, 2022 and June 30, 2022, and (ii) such other financial information regarding Borrower and each other Obligor as the Administrative Agent may reasonably request.

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(f)            Closing Certificate. A certificate or certificates executed by a Responsible Officer of Borrower as of the Closing Date stating that (i) Borrower and each other Obligor is in compliance in all material respects with all existing material financial obligations, (ii) no Litigation or investigation is pending or, to such Responsible Officer’s knowledge, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect Borrower or any other Obligor or any transaction contemplated by the Loan Documents, (iii) the financial statements and information delivered to the Lenders on or before the Closing Date were prepared in good faith and in accordance with GAAP except to the extent of items that are immaterial in the aggregate and except that the quarterly financial statements are unaudited and are subject to year-end adjustments, and (iv) immediately after giving effect to this Agreement, the other Loan Documents, and all the transactions contemplated herein and therein to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects on and as of the date made, and (C) Borrower and its Subsidiaries, on a consolidated basis, are Solvent;

(g)           Insurance. The Administrative Agent shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent, evidence of property and liability insurance as requested by the Administrative Agent;

(h)           UCC Search. A Uniform Commercial Code search showing all financing statements and other documents or instruments on file against Borrower and each other Obligor;

(i)             Litigation. Evidence satisfactory to the Administrative Agent that there is no material Litigation or investigations pending or, to the knowledge of Borrower, threatened against Borrower which have not been disclosed to Administrative Agent in writing and which could have or could reasonably be expected to have a Material Adverse Effect;

(j)             Fees and Expenses. Payment by Borrower of all fees and expenses invoiced by, and owed by it to, the Administrative Agent or any Lender and evidence that the costs and expenses (including reasonable attorneys’ fees) have been paid in full by Borrower;

(i)          Patriot Act, KYC, and AML. The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information (including, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification with respect to Borrower) in respect of Obligors required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulations, that has been reasonably requested in writing by the Lenders prior to the Closing Date; provided that, in the case of a Beneficial Ownership Certification, upon the request of the Administrative Agent, Borrower shall return such completed Beneficial Ownership Certification directly to the requesting Lender.

(k)           Material Adverse Event. Evidence satisfactory to the Administrative Agent that, since June 30, 2022, there has occurred no Material Adverse Event; and

(l)            Other. Such other documents, instruments, agreements or information as reasonably requested by any Lender.

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6.2           Conditions to All Credit Extensions. The obligation of Revolving Lenders to make any Revolving Loan, and of the LC Issuer to make any LC Credit Extension (including the initial Revolving Loan and the initial LC) is subject to (a) receipt by Administrative Agent, of the items required by Section 2.2 and Section 2.4, as applicable, and such additional approvals, opinions or documents as Administrative Agent may reasonably request, (b) all of the representations and warranties contained in Article 7 hereof and the other Loan Documents being true and correct on and as of the date of such Credit Extension, with the same force and effect as if such representations and warranties had been made on and as of such date (except to the extent any such representation and warranty specifically relates to an earlier date in which case such representation and warranty shall have been true and correct as of such earlier date), (c) no Material Adverse Event has occurred, and (d) no Default or Event of Default is existing and continuing. Each Loan Notice and LC Application delivered to Administrative Agent constitutes a representation and warranty by Borrower that the conditions in this Section 6.2 are true and correct in all material respects.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent, the LC Issuer, and Lenders to enter into this Agreement, Borrower represents and warrants to Administrative Agent, the LC Issuer, and Lenders that:

7.1          Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required of the Borrower or such Subsidiary, as applicable.

7.2          Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents when executed and delivered by each Obligor party thereto will constitute, a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.3          Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been or will be obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to this Agreement or the Security Documents, (b) will not violate any applicable law or Organizational Documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default in any material respect under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to this Agreement or the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

7.4          No Material Adverse Effect. Since the date of the most recent Applicable Financial Statements, there has not been any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

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7.5          Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

7.6          Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is subject to any contract or other arrangement, the performance of which by the Borrower or its Subsidiaries could reasonably be expected to result in a Material Adverse Effect.

7.7          Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

7.8          ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

7.9          Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information (other than projected financial information, other forward looking information relating to third parties and information of a general economic or general industry nature) furnished by or on behalf of the Borrower to the Administrative Agent in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) when taken as a whole (and after giving effect to all updates, modifications and supplements) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

7.10         Investment Company Act; Margin Regulations.

(a)          Status as Business Development Company. The Borrower has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and has taken, and will continue to take, all actions necessary to elect to be treated as a RIC beginning with its taxable year ended December 31, 2022.

(b)          Compliance with Investment Company Act. The business and other activities of the Borrower and its Subsidiaries, including the making of the Loans hereunder, the application of the proceeds and repayment thereof by the Borrower and the consummation of the Transactions contemplated by the Loan Documents do not result in a violation or breach in any material respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder, in each case that are applicable to the Borrower and its Subsidiaries.

(c)          Investment Policies. The Borrower is in compliance in all material respects with the Investment Policies (after giving effect to any Permitted Policy Amendments).

(d)          Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

7.11        Material Agreements and Liens.

(a)          Material Agreements. Part A of Schedule 7.11 is a complete and correct list, as of the Closing Date, of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Subsidiaries outstanding on the Closing Date, and the aggregate principal or face amount outstanding or that is, or may become, outstanding under each such arrangement is correctly described in Part A of Schedule 7.11.

(b)          Liens. Part B of Schedule 7.11 is a complete and correct list, as of the Closing Date, of each Lien securing Indebtedness of any Person outstanding on the Closing Date covering any property of the Borrower or any of the Subsidiary Guarantors, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of Schedule 7.11.

7.12        Subsidiaries and Investments.

(a)          Subsidiaries. Set forth on Schedule 7.12(a) is a list of the Borrower’s Subsidiaries as of the Closing Date.

(b)          Investments. Set forth on Schedule 7.12(b) is a complete and correct list, as of the Closing Date, of all Investments (other than Investments of the types referred to in clauses (b), (c) and (d) of Section 9.4) held by the Borrower or any of the Subsidiary Guarantors in any Person on the Closing Date and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Schedule 7.12, each of the Borrower and any of the Subsidiary Guarantors owns, free and clear of all Liens (other than Liens created pursuant to this Agreement or the Security Documents and Permitted Liens), all such Investments.

7.13        Properties.

(a)          Title Generally. Each of the Borrower and the Subsidiary Guarantors has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)          Intellectual Property. Each of the Borrower and its Subsidiaries (other than any SPE Subsidiary) owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries (other than any SPE Subsidiary) does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

7.14        Affiliate Agreements. As of the date hereof, the Borrower has heretofore delivered to the Administrative Agent true and complete copies of each of the Affiliate Agreements (including and schedules and exhibits thereto, and any amendments, supplements or waivers executed and delivered thereunder). As of the date of hereof, each of the Affiliate Agreements is in full force and effect.

7.15        Anti-Corruption Laws and Sanctions; Beneficial Ownership. Each Obligor has implemented and maintains in effect policies and procedures designed to ensure compliance by such Obligor, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Obligor, its Subsidiaries and their respective officers and employees and to the knowledge of such Obligor its directors, managers, officers and employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Obligor being designated as a Sanctioned Person. None of (a) any Obligor, any Subsidiary or any of their respective directors, managers, officers or employees, or (b) to the knowledge of any such Obligor or Subsidiary, any agent of such Obligor or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or LC, use of proceeds, or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions. As of the Closing Date, all of the information included in any Beneficial Ownership Certification is true and correct.

7.16        Patriot Act. No Obligor (a) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engages in any dealings or transactions with any such Person. Each Obligor and its Subsidiaries is in compliance, in all material respects, with the Patriot Act.

7.17        Solvency. Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

ARTICLE 8
AFFIRMATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired, been terminated, Cash Collateralized or backstopped and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

8.1          Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a)           within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet, income statement and statement of cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Grant Thornton LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that the requirements set forth in this clause (a) may be fulfilled by providing to the Administrative Agent and the Lenders the report of the Borrower to the SEC on Form 10-K for the applicable fiscal year;

(b)          within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet, income statement and statement of cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the statements of assets and liabilities, operations, changes in net assets and cash flows, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that the requirements set forth in this clause (b) may be fulfilled by providing to the Lenders the report of the Borrower to the SEC on Form 10-Q for the applicable quarterly period;

(c)          concurrently with any delivery of financial statements under clause (a) and (b) of this Section, a certificate of a Financial Officer of the Borrower (i) certifying that such statements are consistent with the financial statements filed by the Borrower with the Securities and Exchange Commission, (ii) certifying as to whether the Borrower has knowledge that a Default has occurred during the applicable period and, if a Default or an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.7 (with respect to such financial covenants under Section 9.7, unless otherwise required by Administrative Agent with respect to Sections 9.7(b) and (c), each of the financial covenants set forth in Section 9.7 shall be calculated and tested as of the last day of each March, June, September, and December, commencing with the first such date to occur after the Closing Date), (iv) setting forth the Borrower’s Good Faith Tax Estimate for the current taxable year as of the last day of the most recent fiscal quarter, and (v) stating whether any change in GAAP as applied by (or in the application of GAAP by) the Borrower has occurred since the Closing Date and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; furthermore, the Borrower shall also furnish a copy of the report of the Approved Third-Party Appraiser regarding Unquoted Investments within 45 days after the end of each fiscal quarter of the Borrower;

(d)          as soon as available and in any event not later than 20 days after the end of each monthly accounting period (ending on the last day of each calendar month) of the Borrower and its Subsidiaries, a Borrowing Base Certificate as at the last day of such accounting period;

(e)          promptly but no later than five Business Days after the Borrower shall at any time have knowledge that there is a Borrowing Base Deficiency, a Borrowing Base Certificate as at the date the Borrower has knowledge of such Borrowing Base Deficiency indicating the amount of the Borrowing Base Deficiency as at the date the Borrower obtained knowledge of such deficiency and the amount of the Borrowing Base Deficiency as of the date not earlier than one Business Day prior to the date the Borrowing Base Certificate is delivered pursuant to this paragraph;

(f)           promptly upon receipt thereof copies of all significant reports submitted by the Borrower’s independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Borrower or any of its Subsidiaries delivered by such accountants to the management or board of directors of the Borrower;

(g)          promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; and

(h)          promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

If Borrower has not indicated whether a document or notice delivered pursuant to this Section 8.1 contains confidential Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material confidential Information with respect to Borrower, its Subsidiaries and their Securities (as such term is defined in Section 8.13 of this Agreement).

8.2         Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)          the occurrence of any Default or Event of Default;

(b)          the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000; and

(d)          any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

8.3         Existence: Conduct of Business. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit (a) any merger, consolidation, liquidation or dissolution permitted under Section 9.3 or (b) the dissolution of any SPE Subsidiary.

8.4         Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including income Tax and other material Tax liabilities and material contractual obligations, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

8.5          Maintenance of Properties; Insurance; Primary Depositary Bank. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies in the Borrower’s reasonable judgment, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Borrower shall establish and maintain its primary banking depository and disbursement relationships with Amegy Bank and shall maintain all Cash Collateral (other than credit support not constituting funds subject to deposit) in blocked, non-interest bearing deposit accounts at Amegy Bank.

8.6          Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each of its Subsidiaries to, keep books of record and account in accordance with GAAP. The Borrower will, and will cause each other Obligor to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties during business hours, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, in each case, to the extent such inspection or requests for such information are reasonable and such information can be provided or discussed without violation of law, rule, regulation, order of any Governmental Authority or contract; provided that, the Borrower or such Obligor shall be entitled to have its representatives and advisors present during any inspection of its books and records.

8.7          Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, including the Investment Company Act, and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower will, and will cause its Subsidiaries to, conduct its business and other activities in compliance in all material respects with the provisions of the Investment Company Act and any applicable rules, regulations or orders issued by the Securities and Exchange Commission thereunder.

8.8          Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)          Subsidiary Guarantors. In the event that the Borrower or any of the Subsidiary Guarantors shall form or acquire any new Subsidiary (other than an SPE Subsidiary, a Foreign Subsidiary, an Immaterial Subsidiary or a Subsidiary of a Foreign Subsidiary), the Borrower will cause such new Subsidiary to become a “Subsidiary Guarantor” (and, thereby, an “Obligor”) under the Guarantee and Security Agreement pursuant to a Guarantee Assumption Agreement and to deliver such proof of corporate or other action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 6.1 upon the Closing Date or as the Administrative Agent shall have requested.

(b)          Ownership of Subsidiaries. The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a wholly owned Subsidiary.

(c)          Further Assurances. The Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement. Without limiting the generality of the foregoing, the Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent: (i) to create, in favor of the Administrative Agent for the benefit of the Lenders (and any affiliate thereof that is a party to any Hedging Agreement entered into with the Borrower) perfected security interests and Liens in the Collateral; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents, (ii) to cause any bank or securities intermediary (within the meaning of the Uniform Commercial Code) to enter into such arrangements with the Administrative Agent as shall be appropriate in order that the Administrative Agent has “control” (within the meaning of the Uniform Commercial Code) over each bank account or securities account of the Obligors, and in that connection, the Borrower agrees to cause all cash and other proceeds of Investments received by any Obligor to be promptly deposited into such an account (or otherwise delivered to, or registered in the name of, the Administrative Agent), (iii) in the case of any Investment consisting of a Bank Loan (as defined in Section 8.13) that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents and an SPE Subsidiary holds any interest in the loans or other extensions of credit under such loan documents, (x) to cause such SPE Subsidiary to be party to such underlying loan documents as a “lender” having a direct interest in such underlying loan documents and the extensions of credit thereunder and (y) to ensure that all amounts owing to such Obligor (including any amounts owing to such Obligor in its capacity as the administrative agent) or SPE Subsidiary by the underlying borrower or other obligated party are remitted by such borrower or obligated party directly to separate accounts of such Obligor and such SPE Subsidiary, as applicable, (iv) in the event that any Obligor is acting as an agent or administrative agent under any loan documents with respect to any Bank Loan that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents, to ensure that all funds held by such Obligor in such capacity as agent or administrative agent is segregated from all other funds of such Obligor and clearly identified as being held in an agency capacity and (v) to cause the closing sets and all executed amendments, consents, forbearances and other modifications and assignment agreements relating to any Investment and any other documents relating to any Investment requested by the Administrative Agent, in each case, to be held by the Administrative Agent or a custodian pursuant to the terms of a custodian agreement reasonably satisfactory to the Administrative Agent.

8.9          Use of Proceeds. The Borrower will use the proceeds of the Loans only for general corporate purposes of the Borrower in the ordinary course of business, including the acquisition and funding (either directly or through one or more wholly-owned Subsidiaries) of leveraged loans, mezzanine loans, high-yield securities, convertible securities, preferred stock, common stock and other Investments; provided that, neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds. No part of the proceeds of any Loan will be used in violation of applicable law or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock. Margin Stock shall be purchased by the Obligors only with the proceeds of Indebtedness not directly or indirectly secured by Margin Stock, or with the proceeds of equity capital of the Borrower.

8.10        Status of RIC and BDC. The Borrower shall (a) take all actions necessary to qualify as a RIC and to thereafter maintain its qualification as a RIC, and (b) at all times maintain its status as a “business development company” under the Investment Company Act.

8.11        Investment Policies. The Borrower shall at all times be in compliance in all material respects with its Investment Policies (after giving effect to any Permitted Policy Amendments).

8.12        Portfolio Valuation and Diversification Etc.

(a)          Industry Classification Groups. For purposes of this Agreement, the Borrower shall assign each Portfolio Investment to an Industry Classification Group. To the extent that any Portfolio Investment is not correlated with the risks of other Portfolio Investments in an Industry Classification Group, such Portfolio Investment may be assigned by the Borrower to an Industry Classification Group that is more closely correlated to such Portfolio Investment. In the absence of any correlation, the Borrower shall be permitted, upon prior notice to the Administrative Agent and each Lender, to create up to three additional industry classification groups for purposes of this Agreement after the Closing Date.

(b)           Portfolio Valuation Etc.

(i)             Settlement Date Basis. For purposes of this Agreement, all determinations of whether an investment is to be included as a Portfolio Investment shall be determined on a settlement-date basis (meaning that any investment that has been purchased will not be treated as a Portfolio Investment until such purchase has settled, and any Portfolio Investment which has been sold will not be excluded as a Portfolio Investment until such sale has settled); provided that no such investment shall be included as a Portfolio Investment to the extent it has not been paid for in full.

(ii)            Determination of Values. The Borrower will conduct reviews of the value to be assigned to each of its Portfolio Investments as follows:

(A)           Quoted Investments – External Review. With respect to Portfolio Investments (including Cash Equivalents) for which market quotations are readily available, the Borrower shall, not less frequently than once each calendar month, determine the market value of such Portfolio Investments which shall, in each case, be determined in accordance with one of the following methodologies (as selected by the Borrower):

(w)        in the case of public and 144A securities, the average of the bid prices as determined by two Approved Dealers selected by the Borrower,

(x)        in the case of bank loans, the bid price as determined by one Approved Dealer selected by the Borrower,

(y)        in the case of any Portfolio Investment traded on an exchange, the closing price for such Portfolio Investment most recently posted on such exchange, and

(z)        in the case of any other Portfolio Investment, the fair market value thereof as determined by an Approved Pricing Service.

(B)            Unquoted Investments – External Review. With respect to each Portfolio Investment for which market quotations are not readily available, the Borrower shall select an Approved Third-Party Appraiser to determine whether the fair market value of each such Portfolio Investment calculated by the Borrower is within a reasonable range (on a positive assurance basis). Within 45 days after the end of each fiscal quarter, the Borrower shall provide to the Administrative Agent a copy of a report of such Approved Third-Party Appraiser as at the last day of such fiscal quarter. Each such report shall address the valuation of each such Portfolio Investment to which the Borrower has assigned, in accordance with the Borrower’s Investment Policies in effect on the Closing Date, an investment category of 3, 4 or 5 (as such investment categories are defined in the Borrower’s filings with the Securities and Exchange Commission), and such report for two fiscal quarters each year shall also address the valuation of all other Portfolio Investments for which market quotations are not readily available. Furthermore, the Value of any such Portfolio Investment (i.e., a Portfolio Investment for which market quotations are not readily available) acquired shall be deemed to be equal to the cost of such Portfolio Investment until such time as the fair market value of such Portfolio Investment is determined in accordance with the provisions of this sub-clause (B).

(C)          Internal Review. The Borrower shall conduct internal reviews of all Portfolio Investments at least once each calendar month which shall take into account any events of which the Borrower has actual knowledge that adversely affect the value of the Portfolio Investments. If the value of any Portfolio Investment as most recently determined by the Borrower pursuant to this Section 8.12(b)(ii)(C) is lower than the value of such Portfolio Investment as most recently determined pursuant to Section 8.12(b)(ii)(A) and (B), such lower value shall be deemed to be the “Value” of such Portfolio Investment for purposes hereof; provided that the Value of any Portfolio Investment of the Borrower and its Subsidiaries shall be increased by the net unrealized gain as at the date such Value is determined of any Hedging Agreement entered into to hedge risks associated with such Portfolio Investment and reduced by the net unrealized loss as at such date of any such Hedging Agreement (such net unrealized gain or net unrealized loss, on any date, to be equal to the aggregate amount receivable or payable under the related Hedging Agreement if the same were terminated on such date).

(D)          Failure to Determine Values. If the Borrower shall fail to determine the value of any Portfolio Investment as at any date pursuant to the requirements of the foregoing sub-clauses (A), (B) or (C), then the “Value” of such Portfolio Investment as at such date shall be deemed to be zero.

(E)          Testing of Values.

(x)       For the second calendar month immediately following the end of each fiscal quarter (the last such fiscal quarter is referred to herein as, the “Testing Period”), the Administrative Agent shall have the right to cause an Approved Third-Party Appraiser selected by the Administrative Agent to value (on a positive assurance basis) such number of Unquoted Investments (selected by the Administrative Agent) that collectively have an aggregate Value approximately equal to the Calculation Amount. If there is a difference between the Borrower’s valuation and the Approved Third-Party Appraiser’s valuation of any Unquoted Investment, the Value of such Unquoted Investment for Borrowing Base purposes shall be established as set forth in sub-clause (F) below.

(y)       For the avoidance of doubt, the valuation of any Approved Third-Party Appraiser selected by the Administrative Agent would not be as of, or delivered at, the end of any fiscal quarter. Any such valuation would be as of the end of the second month immediately following any fiscal quarter and would be reflected in the Borrowing Base Certificate for such month (provided that such Approved Third-Party Appraiser delivers such valuation at least seven (7) Business Days before the 20th day after the end of the applicable monthly accounting period and, if such valuation is delivered after such time, it shall be included in the Borrowing Base Certificate for the following monthly period and applied to the then applicable balance of the related Portfolio Investment). For illustrative purposes, if the given fiscal quarter is the fourth quarter ending on December 31, 2022, then (A) the Administrative Agent would initiate the testing of Values (using the December 31, 2022 Calculation Amount for purposes of determining the scope of the testing under clauses (E)(x)) during the month of February with the anticipation of receiving the valuations from the applicable Approved Third-Party Appraiser(s) on or after February 28, 2023 and (B)(xx) if such valuations were received before the 7th Business Day before March 20, 2023, such valuations would be included in the March 20, 2021 Borrowing Base Certificate covering the month of February, or (yy) if such valuations were received after such time, they would be included in the April 20, 2023 Borrowing Base Certificate for the month of March.

For the avoidance of doubt, all calculations of value pursuant to this Section 8.12(b)(ii)(E) shall be determined without application of the Advance Rates.

(F)          Valuation Dispute Resolution. Notwithstanding the foregoing, the Administrative Agent shall at any time have the right to request any Unquoted Investment be independently valued (on a positive assurance basis) by an Approved Third-Party Appraiser selected by the Administrative Agent. There shall be no limit on the number of such appraisals requested by the Administrative Agent and the costs of any such valuation shall be at the expense of the Borrower. If the difference between the Borrower’s valuation pursuant to Section 8.12(b)(ii)(B) and the valuation of any Approved Third-Party Appraiser selected by the Administrative Agent pursuant to Section 8.12(b)(ii)(E) or (F) is (1) less than 5% of the value thereof, then the Borrower’s valuation shall be used, (2) between 5% and 20% of the value thereof, then the valuation of such Portfolio Investment shall be the average of the value determined by the Borrower and the value determined by the Approved Third-Party Appraiser retained by the Administrative Agent and (3) greater than 20% of the value thereof, then the Borrower and the Administrative Agent shall select an additional Approved Third-Party Appraiser and the valuation of such Portfolio Investment shall be the average of the three valuations (with the Administrative Agent’s Approved Third-Party Appraiser’s valuation to be used until the third valuation is obtained).

(c)            RIC Diversification Requirements. The Borrower will at all times, subject to applicable grace periods set forth in the Tax Code, comply with the portfolio diversification requirements set forth in Section 851(b)(3) of the Tax Code.

8.13        Calculation of Borrowing Base. For purposes of this Agreement, the “Borrowing Base” shall be determined, as at any date of determination, as the sum of the Advance Rates of the Value of each Portfolio Investment (excluding any Cash Collateral held by the Administrative Agent pursuant to Section 2.5); provided that:

(a)          the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments of all issuers in a consolidated group of corporations or other entities (collectively, a “Consolidated Group”) exceeding 20% of Shareholders’ Equity of the Borrower (which, for purposes of this calculation shall exclude the aggregate amount of investments in, and advances to, Financing Subsidiaries) shall be 0%;

(b)          the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments in any single Industry Classification Group that exceeds 25% of Shareholders’ Equity of the Borrower (which for purposes of this calculation shall exclude the aggregate amount of investments in, and advances to, Financing Subsidiaries) shall be 0%; provided that, with respect to Portfolio Investments in the business services Industry Classification Group, such figure shall be 50% for one year after the Closing Date and at all times thereafter shall be 40%;

(c)          no Portfolio Investment may be included in the Borrowing Base unless the Administrative Agent maintains a first-priority, perfected Lien (subject to Permitted Liens) on such Portfolio Investment and such Portfolio Investment has been Delivered (as defined in the Guarantee and Security Agreement) to the Administrative Agent, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein;

(d)          no portion of any Portfolio Investment (whether quoted or unquoted) for which the applicable Advance Rate specified below is 0% shall be included in the Borrowing Base at any time;

(e)          the portion of the Borrowing Base attributable to Portfolio Investments invested outside the United States and Canada shall not exceed 5% without the consent of the Administrative Agent; and

(f)           the portion of the Borrowing Base attributable to Portfolio Investments consisting of (i) Performing Second Lien Bank Loans, (ii) Performing Cash Pay Secured High Yield Securities, (iii) Performing Cash Pay Unsecured High Yield Securities, and (iv) Performing Cash Pay Mezzanine Investments shall not exceed 20% in the aggregate.

As used herein, the following terms have the following meanings:

“Advance Rate” means, as to any Portfolio Investment and subject to adjustment as provided in Section 8.13(a), (b) and (c), the following percentages with respect to such Portfolio Investment:

Portfolio Investment	Quoted	Unquoted
Cash, Cash Equivalents and Short-Term U.S. Government Securities	100%	0%
Long-Term U.S. Government Securities	95%	0%
Performing First Lien Bank Loans	75%	65%
Performing Unitranche Loans	65%	55%
Performing Second Lien Bank Loans	60%	50%
Performing Cash Pay Secured High Yield Securities	60%	50%
Performing Cash Pay Unsecured High Yield Securities	50%	40%
Performing Cash Pay Mezzanine Investments	45%	35%

Portfolio Investment	Quoted	Unquoted
Non-Performing First Lien Bank Loans	0%	0%
Non-Performing Unitranche Loans	0%	0%
Non-Performing Second Lien Bank Loans	0%	0%
Performing Non-Cash Pay Mezzanine Investments	0%	0%
Performing Non-Cash Pay Secured High Yield Securities	0%	0%
Performing Non-Cash Pay Unsecured High Yield Securities	0%	0%
Performing Common Equity (and zero cost or penny warrants with performing debt)	0%	0%
Non-Performing Mezzanine Investments	0%	0%
Non-Performing High Yield Securities	0%	0%
Non-Performing Common Equity	0%	0%
Structured Finance Obligations and Finance Leases	0%	0%

“Bank Loans” means debt obligations (including term loans, revolving loans, debtor-in-possession financings, the funded and unfunded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans and senior subordinated loans) which are generally under a loan or credit facility (whether or not syndicated).

“Capital Stock” of any Person means any and all shares of corporate stock (however designated) of and any and all other Equity Interests and participations representing ownership interests (including membership interests and limited liability company interests) in, such Person.

“Finance Lease” means any transaction representing the obligation of a lessee to pay rent or other amounts under a lease which is required to be classified and accounted for as a capital lease on the balance sheet of such lessee under GAAP.

“First Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a first lien and first priority perfected security interest (subject to Liens for “ABL” revolvers and customary encumbrances) on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof.

“High Yield Securities” means debt Securities and Preferred Stock, in each case (a) issued by public or private issuers, (b) issued pursuant to an effective registration statement or pursuant to Rule 144A under the Securities Act (or any successor provision thereunder) or other exemption to the Securities Act and (c) that are not Cash Equivalents, Mezzanine Investments or Bank Loans.

“Long-Term U.S. Government Securities” means U.S. Government Securities maturing more than one month from the applicable date of determination.

“Mezzanine Investments” means debt Securities (including convertible debt Securities (other than the “in-the-money” equity component thereof)) and Preferred Stock in each case (a) issued by public or private issuers, (b) issued without registration under the Securities Act, (c) not issued pursuant to Rule 144A under the Securities Act (or any successor provision thereunder), (d) that are not Cash Equivalents and (e) contractually subordinated in right of payment to other debt of the same issuer.

“Non-Performing Common Equity” means Capital Stock (other than Preferred Stock) and warrants of an issuer having any debt outstanding that is not Performing.

“Non-Performing First Lien Bank Loans” means First Lien Bank Loans other than Performing First Lien Bank Loans.

“Non-Performing High Yield Securities” means High Yield Securities other than Performing High Yield Securities.

“Non-Performing Mezzanine Investments” means Mezzanine Investments other than Performing Mezzanine Investments.

“Non-Performing Portfolio Investment” means Portfolio Investments for which the issuer is in default of any payment obligations of principal or interest in respect thereof after the expiration of any applicable grace period.

“Non-Performing Second Lien Bank Loans” means Second Lien Bank Loans other than Performing Second Lien Bank Loans.

“Non-Performing Unitranche Loan” means Unitranche Loans other than Performing Unitranche Loans.

“Performing” means (a) with respect to any Portfolio Investment that is debt, the issuer of such Portfolio Investment is not in default of any payment obligations of principal or interest in respect thereof after giving effect to any applicable grace period, (b) with respect to any Portfolio Investment that is Preferred Stock, the issuer of such Portfolio Investment has not failed to meet any scheduled redemption obligations or to pay its latest declared cash dividend, after giving effect to any applicable grace period, and (c) with respect to any Portfolio Investment that is debt or Preferred Stock, (i) Borrower has not received notice of any material impairment of the financial condition of the issuer of such debt or Preferred Stock, and (ii) the issuer of such debt or Preferred Stock is not the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding; provided that, with respect to any Portfolio Investment that is debt or Preferred Stock and that the Borrower has assigned, in each case, in accordance with the Borrower’s Investment Policies in effect on the Closing Date, to an investment category of 4 or 5 (as such investment categories are defined in the Borrower’s filings with the Securities and Exchange Commission), such Portfolio Investment shall automatically be deemed as non-Performing, unless Administrative Agent in its reasonable discretion has deemed such Portfolio Investment as Performing.

“Performing Cash Pay High Yield Securities” means High Yield Securities (a) as to which, at the time of determination, not less than 2/3rds of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly, semiannual or annual period (as applicable) is payable in cash and (b) which are Performing.

“Performing Cash Pay Mezzanine Investments” means Mezzanine Investments (a) as to which, at the time of determination, not less than 2/3rds of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly, semi-annual or annual period (as applicable) is payable in cash and (b) which are Performing.

“Performing Common Equity” means Capital Stock (other than Preferred Stock) and warrants of an issuer all of whose outstanding debt is Performing.

“Performing First Lien Bank Loans” means First Lien Bank Loans which are Performing.

“Performing Non-Cash Pay High Yield Securities” means Performing High Yield Securities other than Performing Cash Pay High Yield Securities.

“Performing Non-Cash Pay Mezzanine Investments” means Performing Mezzanine Investments other than Performing Cash Pay Mezzanine Investments.

“Performing Second Lien Bank Loans” means Second Lien Bank Loans which are Performing.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to any shares (or other interests) of other Capital Stock of such Person, and shall include, without limitation, cumulative preferred, noncumulative preferred, participating preferred and convertible preferred Capital Stock.

“Second Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a second lien and second-priority perfected security interest (subject to customary encumbrances) on specified assets of the respective borrower and guarantors obligated in respect thereof.

“Securities” means common and preferred stock, units and participations, member interests in limited liability companies, partnership interests in partnerships, notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, including debt instruments of public and private issuers and tax-exempt securities (including warrants, rights, put and call options and other options relating thereto, representing rights, or any combination thereof) and other property or interests commonly regarded as securities or any form of interest or participation therein, but not including Bank Loans.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Short-Term U.S. Government Securities” means U.S. Government Securities maturing within one month of the applicable date of determination.

“Structured Finance Obligation” means any obligation issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgaged-backed securities. For the avoidance of doubt, if an obligation satisfies the definition of “Structured Finance Obligation”, such obligation shall not (a) qualify as any other category of Portfolio Investment and (b) be included in the Borrowing Base.

“Unitranche Loan” means a Bank Loan that is a First Lien Bank Loan, a portion of which is, in effect, subject to superpriority rights of other lenders following an event of default (such portion, a “second out” portion); provided, however, that such second out portion shall not be treated as a Unitranche Loan (and instead shall be treated as a Second Lien Bank Loan) at such times as the aggregate drawn principal amount of such second out portion constitutes less than 75% of the combined aggregate drawn principal amount of (i) such second out portion and (ii) the portion of such Bank Loan in which such other lenders hold such superpriority rights. As and at the times provided in the foregoing sentence, the Borrower’s investment in the second out portion shall be treated as a Unitranche Loan or Second Lien Bank Loan, as applicable, for purposes of determining the applicable Advance Rate for such Portfolio Investment.

“Value” means, with respect to any Portfolio Investment, the lower of:

(a)          the most recent internal market value as determined pursuant to Section 8.12(b)(ii)(C) and

(b)          the most recent external market value as determined pursuant to Section 8.12(b)(ii)(A) and (B).

ARTICLE 9
NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired, been terminated, Cash Collateralized or backstopped and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

9.1           Indebtedness. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, create, incur, assume or permit to exist any Indebtedness, except:

(a)          Indebtedness created hereunder;

(b)          Other Permitted Indebtedness;

(c)          repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities;

(d)         obligations payable to clearing agencies, brokers or dealers in connection with the purchase or sale of securities in the ordinary course of business;

(e)          obligations (including Guarantees) in respect of Standard Securitization Undertakings;

(f)           Indebtedness incurred under the Signature Bank Credit Agreement;

(g)          other Indebtedness not to exceed $3,000,000 at any time;

(h)          Indebtedness of any Subsidiary Guarantor owed to the Borrower; and

(i)           Indebtedness under any Treasury Credit Facility not to exceed $100,000,000 in the aggregate; and

(j)           any Unsecured Longer-Term Indebtedness so long as in each case (i) no Default or Event of Default exists at the time of the incurrence of such Unsecured Longer-Term Indebtedness, and (ii) both before and after giving pro forma effect to the incurrence of such Unsecured Longer-Term Indebtedness, the Borrower is in compliance with the Asset Coverage Ratio set forth in Section 9.7(b).

9.2           Liens. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof except:

(a)          any Lien on any property or asset of the Borrower or any of the Subsidiary Guarantors existing as of the Closing Date and set forth in Part B of Schedule 7.11; provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any of the Subsidiary Guarantors, and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(b)          Liens created pursuant to this Agreement (including Section 2.5(a)) or any of the Security Documents;

(c)          Liens on Special Equity Interests included in the Investments of the Borrower but only to the extent securing obligations in the manner provided in the definition of “Special Equity Interests” in Section 1.1;

(d)          Permitted Liens;

(e)          Liens securing repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities;

(f)           Liens securing Indebtedness or other obligations in an aggregate principal amount not exceeding $2,000,000 at any one time outstanding; and

(g)          Liens created pursuant to any Treasury Credit Facility; provided that such Liens (i) only constitute Liens on (A) Cash not exceeding $2,000,000 at any one time outstanding and (B) U.S. Government Securities and (ii) do not constitute Liens on any Investments, Cash or other property, in each case that constitute Collateral hereunder or are included in the Borrowing Base hereunder.

9.3           Fundamental Changes. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person, except for purchases or acquisitions of Investments and other assets in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries and not in violation of the terms and conditions of this Agreement or any other Loan Document. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its assets, whether now owned or hereafter acquired, but excluding (x) assets (other than Investments) sold or disposed of in the ordinary course of business (including to make expenditures of cash in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries) and (y) subject to the provisions of clauses (d) and (e) below, Investments.

Notwithstanding the foregoing provisions of this Section:

(a)          any Subsidiary Guarantor of the Borrower may be merged or consolidated with or into the Borrower or any other Subsidiary Guarantor; provided that if any such transaction shall be between a Subsidiary Guarantor and a wholly owned Subsidiary Guarantor, the wholly owned Subsidiary Guarantor shall be the continuing or surviving corporation;

(b)          any Subsidiary Guarantor of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower;

(c)          the capital stock of any Subsidiary of the Borrower may be sold, transferred or otherwise disposed of to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower;

(d)          the Obligors may sell, transfer or otherwise dispose of Investments (other than to an SPE Subsidiary) so long as after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Investments or payment of outstanding Loans) the Covered Debt Amount does not exceed the Borrowing Base;

(e)          the Obligors may sell, transfer or otherwise dispose of Investments to an SPE Subsidiary so long as (i) after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Investments or payment of outstanding Loans) the Covered Debt Amount does not exceed the Borrowing Base and the Borrower delivers to the Administrative Agent a certificate of a Financial Officer to such effect and (ii) either (x) the amount by which the Borrowing Base exceeds the Covered Debt Amount immediately prior to such release is not diminished as a result of such release or (y) the Borrowing Base immediately after giving effect to such release is at least 110% of the Covered Debt Amount;

(f)           the Borrower may merge or consolidate with any other Person so long as (i) the Borrower is the continuing or surviving entity in such transaction and (ii) at the time thereof and after giving effect thereto, no Default shall have occurred or be continuing; and

(g)         the Borrower and each of the Subsidiary Guarantors may sell, lease, transfer or otherwise dispose of equipment or other property or assets that do not consist of Investments so long as the aggregate amount of all such sales, leases, transfer and dispositions does not exceed $5,000,000 in any fiscal year.

9.4           Investments. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, acquire, make or enter into, or hold, any Investments except:

(a)          operating deposit accounts with banks;

(b)          Investments by the Borrower and the Subsidiary Guarantors in the Borrower and the Subsidiary Guarantors;

(c)          Hedging Agreements entered into in the ordinary course of the Borrower’s financial planning and not for speculative purposes;

(d)          Investments by the Borrower and its Subsidiaries to the extent such Investments are permitted under the Investment Company Act and the Borrower’s Investment Policies as in effect as of the date such Investments are acquired;

(e)          Investments in Financing Subsidiaries so long as, (i) after giving effect to such Investment, the Covered Debt Amount does not exceed the Borrowing Base and (ii) the sum of (x) all Investments under this clause (e) that occur after the Commitment Termination Date and (y) all Investments under clause (f) below that occur after the Commitment Termination Date, shall not exceed $5,000,000 in the aggregate;

(f)           additional Investments up to but not exceeding $15,000,000 in the aggregate; provided that the sum of (x) all Investments under this clause (f) that occur after the Commitment Termination Date and (y) all Investments under clause (e) above that occur after the Commitment Termination Date, shall not exceed $5,000,000 in the aggregate;

(g)          Investments in Cash and Cash Equivalents; and

(h)          Investments described on Schedule 7.12(b).

For purposes of clause (f) of this Section, the aggregate amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment; provided that in no event shall the aggregate amount of such Investment be deemed to be less than zero; the amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividended, distributed or otherwise paid out.

9.5           Restricted Payments. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower may declare and pay:

(a)          dividends with respect to the capital stock of the Borrower payable solely in additional shares of the Borrower’s common stock;

(b)          dividends and distributions in either case in cash or other property (excluding for this purpose the Borrower’s common stock) in any taxable year of the Borrower in amounts not to exceed the amount that is determined in good faith by the Borrower to be required to (i) qualify and maintain the status of the Borrower as a RIC, and (ii) avoid federal excise Taxes for such taxable year imposed by Section 4982 of the Tax Code (the “Good Faith Tax Estimate”);

(c)          dividends and distributions in each case in cash or other property (excluding for this purpose the Borrower’s common stock) in addition to the dividends and distributions permitted under the foregoing clauses (a) and (b), so long as on the date of such Restricted Payment and after giving effect thereto:

(i)           no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(ii)          the aggregate amount of Restricted Payments made during any taxable year of the Borrower after the date hereof under this clause (c) shall not exceed the difference of (x) an amount equal to 10% of the estimated taxable income of the Borrower for such taxable year determined under section 852(b)(2) of the Tax Code in good faith by the Borrower on the date such Restricted Payment is declared, but without regard to subparagraphs (A), (B) or (D) thereof, minus (y) the amount, if any, by which dividends and distributions made during such taxable year pursuant to the foregoing clause (b) (whether in respect of such taxable year or the previous taxable year) exceeds the most recent Good Faith Tax Estimate provided by the Borrower to the Administrative Agent pursuant to Section 8.1(c)(iv); and

(d)          other Restricted Payments so long as (i) on the date of such other Restricted Payment and after giving effect thereto (x) the Covered Debt Amount does not exceed 90% of the Borrowing Base and (y) no Default shall have occurred and be continuing or would result therefrom and (ii) on the date of such other Restricted Payment the Borrower delivers to the Administrative Agent and each Lender a Borrowing Base Certificate as at such date demonstrating compliance with subclause (x) after giving effect to such Restricted Payment; provided that the aggregate amount of Restricted Payments made during any taxable year of the Borrower after the date hereof in accordance with clause (c) above and this clause (d) shall not exceed the difference of (A) an amount equal to 20% of the estimated taxable income of the Borrower for such taxable year determined under section 852(b)(2) of the Tax Code in good faith by the Borrower on the date such Restricted Payment is declared, but without regard to subparagraphs (A), (B) or (D) thereof, minus (B) the amount, if any, by which dividends and distributions made during such taxable year pursuant to clause (b) above (whether in respect of such taxable year or the previous taxable year) exceeds the most recent Good Faith Tax Estimate provided by the Borrower to the Administrative Agent pursuant to Section 8.1(c)(iv).

For purposes of preparing any Borrowing Base Certificate pursuant to this Section, (A) the fair market value of Portfolio Investments for which market quotations are readily available shall be the most recent quotation available for such Portfolio Investment and (B) the fair market value of Portfolio Investments for which market quotations are not readily available shall be the Value set forth in the Borrowing Base Certificate most recently delivered by the Borrower to the Administrative Agent and the Lenders pursuant to Section 8.1(d); provided that, the Borrower shall reduce the Value of any Portfolio Investment referred to in this sub-clause (B) to the extent necessary to take into account any events of which the Borrower has knowledge that adversely affect the value of such Portfolio Investment.

Nothing herein shall be deemed to prohibit the payment of Restricted Payments by any Subsidiary of the Borrower to the Borrower or to any other Subsidiary Guarantor.

9.6           Certain Restrictions on Subsidiaries. The Borrower will not permit any of its Subsidiaries (other than Financing Subsidiaries) to enter into or suffer to exist any indenture, agreement, instrument or other arrangement (other than the Loan Documents) that prohibits or restrains, in each case in any material respect, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the declaration or payment of dividends, the making of loans, advances, guarantees or Investments or the sale, assignment, transfer or other disposition of property to the Borrower by any Subsidiary; provided that the foregoing shall not apply to (i) indentures, agreements, instruments or other arrangements pertaining to other Indebtedness permitted hereby (provided that such restrictions would not adversely affect the exercise of rights or remedies of the Administrative Agent or the Lenders hereunder or under the Security Documents or restrict any Subsidiary in any manner from performing its obligations under the Loan Documents) and (ii) indentures, agreements, instruments or other arrangements pertaining to any lease, sale or other disposition of any asset permitted by this Agreement or any Lien permitted by this Agreement on such asset so long as the applicable restrictions only apply to the assets subject to such lease, sale, other disposition or Lien.

9.7           Certain Financial Covenants.

(a)          Minimum Shareholders’ Equity. The Borrower will not permit Shareholders’ Equity at the last day of any fiscal quarter of the Borrower (commencing with the fiscal quarter ending September 30, 2022) to be less than the sum of (x) $55,000,000 plus (y) 100% of the net proceeds from the issuance of Equity Interests by the Borrower and its Subsidiaries after September 30, 2022, until the first date when Shareholders’ Equity is at least $150,000,000, plus, (z) on and after the first date when Shareholders’ Equity is at least $150,000,000, 25% of the net proceeds from the sale of Equity Interests by the Borrower and its Subsidiaries (excluding, for purposes of clauses (y) and (z), proceeds of sales of Equity Interests by and among the Borrower and its Subsidiaries).

(b)         Asset Coverage Ratio. The Borrower will not permit the Asset Coverage Ratio to be less than 1.67 : 1.00 as of the last day of Borrower’s fiscal quarter ending September 30, 2022, and the last day of each fiscal quarter thereafter.

(c)          Liquidity Test. The Borrower will not at any time permit the sum of (i) the aggregate Value of the Portfolio Investments that are Cash (excluding Cash Collateral for outstanding Letters of Credit) or that can be converted to Cash in fewer than 10 Business Days without more than a 5% change in price, plus (ii) the total amount available to be borrowed by Borrower under Section 2.1, to be less than $10,000,000.

(d)         Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio to be less than 1.75 : 1.00 as of the last day of Borrower’s fiscal quarter ending September 30, 2022, and the last day of each fiscal quarter thereafter.

9.8           Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transactions with any of its Affiliates, even if otherwise permitted under this Agreement, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate, (c) Restricted Payments permitted by Section 9.5, (d) the transactions provided in the Affiliate Agreements, (e) transactions described on Schedule 9.8, (f) any Investment otherwise permitted under this Agreement that results in the creation of an Affiliate or (g) transactions between or among the Obligors or any “downstream affiliate” (as such term is used under the rules promulgated under the Investment Company Act) company of an Obligor at prices and on terms and conditions not less favorable to the Obligors than could be obtained at the time on an arm’s-length basis from unrelated third parties.

9.9           Lines of Business. The Borrower will not, nor will it permit any of its Subsidiaries (other than Immaterial Subsidiaries) to, engage to any material extent in any business other than in accordance with its Investment Policies. The Borrower will not, nor will it permit any of its Subsidiaries to amend or modify the Investment Policies (other than a Permitted Policy Amendment).

9.10         No Further Negative Pledge. The Borrower will not, and will not permit any of the Subsidiary Guarantors to, enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Obligor to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement, the other Loan Documents and documents with respect to Indebtedness permitted under Section 9.1(b); (b) covenants in documents creating Liens permitted by Section 9.2 prohibiting further Liens on the assets encumbered thereby; (c) customary restrictions contained in leases not subject to a waiver; (d) any such agreement that imposes restrictions on investments or other interests in Financing Subsidiaries (but no other assets of any Obligor); and (e) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Obligor to secure the Loans or any Hedging Agreement.

9.11         Modifications of Signature Bank Credit Agreement, Affiliate Agreements and Unsecured Longer-Term Indebtedness Documents. The Borrower will not consent to any modification, supplement or waiver of:

(a)         any of the provisions of any agreement, instrument or other document evidencing or relating to the Signature Bank Credit Agreement, which would cause a Default or Event of Default after giving effect to such modification, supplement or waiver;

(b)        any of the provisions of any agreement, instrument or other document evidencing or relating to any Unsecured Longer-Term Indebtedness, which would cause a Default or Event of Default after giving effect to such modification, supplement or waiver; or

(c)         any of the Affiliate Agreements, unless such modification, supplement or waiver is not materially less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties, in each case, without the prior consent of the Administrative Agent (with the approval of the Required Lenders).

9.12         Payments of Indebtedness to Signature Bank and of Unsecured Longer-Term Indebtedness. The Borrower will not, nor will it permit any of the Subsidiary Guarantors to make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, the Signature Bank Credit Agreement or any Unsecured Longer-Term Indebtedness permitted under Section 9.01 except (a) for regularly scheduled payments of interest when due, (b) any payments to the extent made solely with the proceeds of a capital call, (c) any mandatory repayments required under the Signature Bank Credit Agreement, (d) pursuant to a refinancing of any Unsecured Longer-Term Indebtedness with other Indebtedness permitted hereunder, (e) the conversion of Unsecured Longer-Term Indebtedness consisting of convertible notes into equity interests of the Borrower (including any cash payment on account of interest, expenses, or fractional shares on such convertible notes made by the Borrower in respect of such conversion and/or settlement thereof) and (f) so long as no Default or Event of Default shall exist or be continuing, any payment that, if treated as a Restricted Payment for purposes of Section 9.5(d), would be permitted to be made pursuant to the provisions set forth in Section 9.5(d).

9.13         Accounting Changes. The Borrower will not, nor will it permit any of its Subsidiaries to, make any change in (a) accounting policies or reporting practices, except as permitted under GAAP or required by law or rule or regulation of any Governmental Authority, or (b) its fiscal year.

9.14         Sanctions Laws and Regulations; Beneficial Ownership. The Borrower shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity (a) to fund any activities or business of or with any Designated Person, or in any Sanctioned Country that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement or (b) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement. None of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or Sanctioned Countries in violation of any Sanctions Laws and Regulations. The Borrower will notify each Lender that previously received a Beneficial Ownership Certification (or a certification that any Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, such Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation).

ARTICLE 10
[Reserved]

ARTICLE 11
EVENTS OF DEFAULT

11.1         Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)          the Borrower shall (i) fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise (including, for the avoidance of doubt, any failure to pay any monthly installment of principal payable on any Scheduled Payment Date and any failure to pay all principal on the Loans in full on the Final Maturity Date) or (ii) fail to Cash Collateralize any LC Exposure as or when required under this Agreement;

(b)          the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

(c)          any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect;

(d)          the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 8.3 (with respect to the Borrower’s existence) or Sections 8.8(a) and (b) or in Article 9 or any Obligor shall default in the performance of any of its obligations contained in Sections 3 and 7 of the Guarantee and Security Agreement or (ii) Sections 8.1(e) and (f) or 8.2 and such failure in the case of this clause (ii) shall continue unremedied for a period of five or more days after the earlier of (x) notice thereof by the Administrative Agent (given at the request of any Lender) to the Borrower or (y) the date that Borrower obtains knowledge of such failure;

(e)          a Borrowing Base Deficiency shall occur and continue unremedied for a period of five or more Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency pursuant to Section 8.1(e); provided that it shall not be an Event of Default hereunder if the Borrower shall present the Administrative Agent with a reasonably feasible plan acceptable to the Required Lenders in their sole discretion to enable such Borrowing Base Deficiency to be cured within 30 Business Days (which 30-Business Day period shall include the five Business Days permitted for delivery of such plan), so long as such Borrowing Base Deficiency is cured within such 30-Business Day period;

(f)           the Borrower or any Obligor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (d), (e) or (s) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after the earlier of (x) notice thereof by the Administrative Agent (given at the request of any Lender) to the Borrower or (y) the date that Borrower obtains knowledge of such failure;

(g)          the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, taking into account any applicable grace period;

(h)          any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or shall continue unremedied for any applicable period of time sufficient to enable or permit the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, unless such event or condition is no longer continuing or has been waived in accordance with the terms of such Material Indebtedness such that the holder or holders thereof or any trustee or agent on its or their behalf may no longer cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (h) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or (2) convertible debt that becomes due as a result of a conversion or redemption event, other than as a result of an “event of default” (as defined in the documents governing such convertible Material Indebtedness);

(i)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(j)           the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k)          the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l)           one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) to enforce any such judgment;

(m)         an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(n)          a Change of Control shall occur;

(o)          [reserved];

(p)          if, prior to the Final Maturity Date, any two principals of the External Manager Administrator (who initially will be Robert Ladd, Dean D’Angelo and Joshua Davis), or any of their successors who have been approved by the Administrative Agent in its reasonable discretion within ninety days, cease to be employed by the External Manager Administrator;

(q)          the Liens created by the Security Documents shall, at any time with respect to Portfolio Investments having an aggregate Value in excess of 5% of the aggregate Value of all Portfolio Investments, not be valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required herein or therein) in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under Section 9.2 or under the respective Security Documents) except to the extent that any such loss of perfection results from the failure of the Administrative Agent to maintain possession of the certificates representing the securities pledged under the Loan Documents;

(r)           except for expiration in accordance with its terms, any of the Loan Documents shall for whatever reason be terminated or cease to be in full force and effect in any material respect, or the enforceability thereof shall be contested by the Borrower or any other Obligor; or

(s)          the Obligors shall at any time, without the consent of the Required Lenders fail to comply with the covenant contained in Section 8.11, and such failure shall continue unremedied for a period of 30 or more days after the earlier of notice thereof by the Administrative Agent (given at the request of any Lender) to the Borrower or knowledge thereof by a Financial Officer.

11.2        Remedies Upon Default. If any Default shall occur, Administrative Agent may, and, upon the direction of the Required Lenders, shall, do any one or more of the following: (a) declare the outstanding principal of and accrued and unpaid interest on the Notes and the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower, (b) terminate the Commitments without notice to Borrower, (c) foreclose or otherwise enforce any Lien granted to Administrative Agent to secure payment and performance of the Obligations, (d) demand payment from the Subsidiary Guarantors, and (e) exercise any and all rights and remedies afforded by the laws of the State of Texas or any other jurisdiction, by any of the Loan Documents, by equity or otherwise; provided that upon the occurrence of a Default under Section 11.1(i) or Section 11.1(j), the Commitments shall automatically terminate, and the outstanding principal amount of the Loans, all accrued and unpaid interest thereon, and all other amounts owing or payable hereunder or under any other Loan Document shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower.

11.3        Cash Collateral. If any Default shall occur, Borrower shall, if requested by any Lender, immediately Cash Collateralize the LC Exposure as security for the Obligations.

11.4        Performance by Administrative Agent. If any Obligor shall fail to perform any covenant, duty, or agreement contained in any of the Loan Documents, Administrative Agent may perform or attempt to perform such covenant, duty, or agreement on behalf of such Obligor. In such event, the applicable Obligor shall, at the request of Administrative Agent, promptly pay any amount expended by Administrative Agent in such performance or attempted performance to Administrative Agent, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that neither Administrative Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of any Obligor under this Agreement or any other Loan Document.

11.5        Application of Liquidation Proceeds. All monies received by Administrative Agent from the exercise of remedies under this Agreement or the Loan Documents shall, unless otherwise required by applicable Law, be applied in the following order: (a) first, to the payment of all fees, expenses, indemnities, and other amounts payable to the Administrative Agent, in its capacity as such, including in connection with the exercise of such rights and remedies, together with all reasonable costs and expenses of collection, attorneys’ fees, court costs and foreclosure expenses, (b) second, to the payment of all fees, expenses, indemnities and other amounts (other than principal, interest, reimbursement obligations, and LC fees) then due to the Lenders from the Borrower (other than in connection with Hedge Liabilities) until paid in full, (c) third, to the payment of all accrued and unpaid interest on the outstanding principal amount of the Obligations (including the remaining Revolving Principal Amount, Swingline Loans, or Multicurrency Revolving Loans) (other than in connection with Hedge Liabilities) on a ratable and pari passu basis until paid in full, (d) fourth, to the payment of all LC Disbursements until paid in full and to Cash Collateralize all outstanding LC Exposure, (e) fifth, to the payment of all interest, fees, and expenses with respect to Hedge Liabilities (other than Excluded Hedge Liabilities) on a ratable and pari passu basis until paid in full, (f) sixth, to the payment of the outstanding principal amount of the Obligations (including the remaining Revolving Principal Amount, Multicurrency Revolving Loans, Swingline Loans, and Hedge Liabilities (other than Excluded Hedge Liabilities)) on a ratable and pari passu basis until paid in full, (g) seventh, to the payment of any other Obligations on a ratable and pari passu basis until paid in full, and (h) finally, any remaining surplus, to Borrower or to the Person lawfully entitled thereto. The provisions of this Section 11.5 shall govern and control over any conflicting provisions in this Agreement or any Loan Document.

ARTICLE 12
THE ADMINISTRATIVE AGENT

12.1        Appointment and Authority. Each of the Lenders, the Swingline Lender, and the LC Issuer hereby irrevocably appoints Amegy Bank to act on its behalf as the Administrative Agent under this Agreement and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, the Swingline Lender, and the LC Issuer, and neither Borrower nor any other Obligor shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

12.2         Rights as a Lender. The Person serving as the Administrative Agent under this Agreement shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent under this Agreement in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent under this Agreement and without any duty to account therefor to the Lenders.

12.3         Exculpatory Provisions.

(a)            The Administrative Agent shall not have any duties or obligations except those expressly set out in this Agreement and in the other Loan Documents, and its duties under this Agreement shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)             shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)           shall not, except as expressly set out in this Agreement and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)           The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 13.8 and 11.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by Borrower, a Lender, the Swingline Lender, or the LC Issuer.

(c)           The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered under this Agreement or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set out herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set out in Article 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

12.4          Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition under this Agreement to the making of a Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender, the Swingline Lender, or the LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender, the Swingline Lender, or the LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender, the Swingline Lender, or the LC Issuer prior to the making of such Credit Extension. The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.5          Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Revolving Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.6         Resignation of Administrative Agent.

(a)             The Administrative Agent may at any time give notice of its resignation to the Lenders, the Swingline Lender, the LC Issuer, and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in Houston, Texas, or an Affiliate of any such bank with an office in Houston, Texas. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, the Swingline Lender, and the LC Issuer, appoint a successor Administrative Agent meeting the qualifications set out above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)             If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)             With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement and under the other Loan Documents (except that in the case of any Collateral security held by the Administrative Agent on behalf of the Lenders, the Swingline Lender, or the LC Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, the Swingline Lender, and the LC Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent under this Agreement, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations under this Agreement or under the other Loan Documents. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal under this Agreement and under the other Loan Documents, the provisions of this Article 12 and Section 13.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

12.7          Non-Reliance on Administrative Agent and Other Lenders. Each Lender, the Swingline Lender, and the LC Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender, the Swingline Lender, and the LC Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished under this Agreement or thereunder.

12.8          No Other Duties, etc. Anything in this Agreement to the contrary notwithstanding, no titles listed on the cover page hereof shall provide any Person with any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in such Person’s capacity, as applicable, as the Administrative Agent, a Lender, the Swingline Lender, or the LC Issuer under this Agreement.

12.9         Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Obligor, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)             to file a proof a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Swingline Lender, the LC Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Swingline Lender, the LC Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Swingline Lender, the LC Issuer, and the Administrative Agent under Sections 3.8 and 13.3) allowed in such judicial proceeding; and

(b)             to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Swingline Lender, and the LC Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Swingline Lender, and the LC Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.8 and 13.3.

12.10      Collateral and Guaranty Matters.

(a)            The Lenders, the Swingline Lender, and the LC Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i)             to release any Lien granted to or held by Administrative Agent under any Loan Document (A) upon the date that all Obligations are fully discharged; (B) on property sold or to be sold or disposed of as part of or in connection with any Disposition permitted under this Agreement or the other Loan Documents; or (C) subject to Section 13.8, if approved, authorized or ratified in writing by the Required Lenders. Upon request by Administrative Agent at any time, Lenders will confirm in writing Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of collateral pursuant to this Section 12.10; and

(ii)            to release any Subsidiary Guarantor from its obligations under the Guarantee and Security Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guarantee and Security Agreement pursuant to this Section 12.10.

(b)             The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Obligor in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders, or the LC Issuer for any failure to monitor or maintain any portion of the Collateral.

(c)             Credit Bidding.

(i)             The Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Law.

(ii)             Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

12.11      Other Agents. The Syndication Agent and the Documentation Agent, if any, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such, and shall not be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Syndication Agent or the Documentation Agent, if any, in deciding to enter into this Agreement.

12.12      Erroneous Payments.

(a)             If the Administrative Agent notifies a Lender, LC Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, LC Issuer or Secured Party (any such Lender, LC Issuer, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, LC Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, LC Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)             Without limiting immediately preceding clause (a), each Lender, LC Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, LC Issuer or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (1) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (2) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (3) that such Lender, LC Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)             (A) in the case of immediately preceding clauses (1) or (2), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (3)), in each case, with respect to such payment, prepayment or repayment; and

(ii)             such Lender, LC Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.12(b).

(c)             Each Lender, LC Issuer or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, LC Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, LC Issuer or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)             In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or LC Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or LC Issuer at any time, (i) such Lender or LC Issuer shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to the Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or LC Issuer shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or LC Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning LC Issuer shall cease to be a Lender or LC Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning LC Issuer and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment to an Eligible Assignee and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or LC Issuer shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or LC Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or LC Issuer and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, LC Issuer or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)             The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Obligor; provided that this Section 12.12(e) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, preceding Sections 12.12(b)(1) and (2) shall not apply, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Obligor for the purpose of making such Erroneous Payment.

(f)             To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine

(g)             Each party’s obligations, agreements and waivers under this Section 12.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or LC Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

12.13      Certain ERISA Matters.

(a)             Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each other lead arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Obligor, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the LCs, the Commitments, or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the LCs, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the LCs, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the LCs, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84¬14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the LCs, the Commitments and this Agreement, or

(iv)           such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each other lead arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Obligor, that none of the Administrative Agent, or any other lead arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the LCs, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

ARTICLE 13
MISCELLANEOUS

13.1         Notices.

(a)             Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)	if to Borrower or any other Obligor, to it at

c/o Stellus Capital Management, LLC

4400 Post Oak Parkway, Suite 2200

Houston, Texas 77027

Attention: W. Todd Huskinson

Email: thuskinson@stelluscapital.com; Vgarcia@stelluscapital.com

Telephone No. (713) 292-5414

(ii)	if to the Administrative Agent, Swingline Lender or LC Issuer to

Amegy Bank

1717 West Loop South, 23rd Floor

Houston, Texas 77027

Attention: Mario Gagetta

E-mail: mario.gagetta@amegybank.com

Telephone Number: (713) 232-1019

(iii)	if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 13.1(b) below, shall be effective as provided in said Section 13.1(b).

(b)             Electronic Communications.

(i)             Notices and other communications to the Lenders, the Swingline Lender, and the LC Issuer under this Agreement may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Swingline Lender, or the LC Issuer pursuant to Article 2 if such Lender, the Swingline Lender, or the LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it under this Agreement by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii)             Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)             Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications under this Agreement by notice to the other parties to this Agreement.

(d)             Platform.

(i)             Each Obligor agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the LC Issuer, the Swingline Lender, and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, DebtX, or a substantially similar electronic transmission system (the “Platform”).

(ii)             The Platform is provided “as is” and “as available.” The Administrative Agent and its Related Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Administrative Agent of any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to Borrower or the other Obligors, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s, any Obligor’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Obligor pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender, the Swingline Lender, or the LC Issuer by means of electronic communications pursuant to this Section, including through the Platform.

13.2          No Deemed Waiver; Cumulative Remedies. No failure on the part of Administrative Agent or any Lender to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement, nor any abandonment or discontinuation of steps to enforce any right, power, or privilege under this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

13.3          Expenses; Indemnity; Damage Waiver; Costs and Expenses. Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent), and shall pay all reasonable fees, charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with (A) the syndication of the Revolving Credit Facility, and (B) the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the LC Issuer in connection with the issuance, amendment, renewal or extension of any LC or any demand for payment thereunder, and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender, the Swingline Lender, or the LC Issuer (including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent, any Lender or the LC Issuer), and shall pay all reasonable fees, charges and disbursements for attorneys who may be employees of the Administrative Agent, any Lender, the Swingline Lender, or the LC Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or LCs issued under this Agreement, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or LCs. In addition, Borrower agrees to pay within 10 Business Days after demand (1) all costs, expenses, taxes, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest contemplated by any Security Document or any other document referred to therein (2) all costs and expenses incurred in connection with inspections, collateral examinations, or monitoring in connection with the Loan Documents, and (3) all costs, expenses, and other charges in respect of insurance, flood insurance, title insurance, surveys, appraisals, lien searches, other due diligence, or notary fees procured with respect to Liens created pursuant to deeds of trust or mortgages or the other Security Documents.

(a)             Indemnification by Borrower. Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the LC Issuer, and the partners, directors, managers, partners, officers, employees, agents, trustees, administrators, advisors and representatives (each a “Related Party”) of any of the foregoing Persons and each Person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the Administrative Agent, each Lender, and the LC Issuer (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any outside counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees, charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower or any other Obligor) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or LC or the use or proposed use of the proceeds therefrom (including any refusal by the LC Issuer to honor a demand for payment under a LC if the documents presented in connection with such demand do not strictly comply with the terms of such LC), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Obligor, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by Borrower or any other Obligor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations under this Agreement or under any other Loan Document, if Borrower or such Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 13.3(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)             Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 13.3 to be paid by it to the Administrative Agent (or any sub-agent thereof), the LC Issuer, the Swingline Lender, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the LC Issuer, the Swingline Lender, or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Commitment Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the LC Issuer or Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the LC Issuer or the Swingline Lender, in each case in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the LC Issuer in connection with such capacity. The obligations of the Lenders under this paragraph (b) are subject to the provisions of Section 3.5(d). No Indemnitee referred to in this paragraph (b) above shall be liable for any damage arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(c)             Payments. All amounts due under this Section 13.3 shall be payable promptly and not later than five (5) days after demand therefor.

13.4        Survival. Each party’s obligations under this Section shall survive in accordance with the terms hereof the termination of the Loan Documents and payment or full satisfaction of the Obligations under this Agreement.

13.5        Governing Law and Jurisdiction. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set out therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(a)             Jurisdiction. Borrower and each other Obligor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the LC Issuer, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Texas sitting in Harris County, and of the United States District Court of the Southern District of Texas, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, the Swingline Lender, or the LC Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or any other Obligor or its properties in the courts of any jurisdiction; provided that, any proceeding relating to enforcement of rights or the realization of remedies in respect of any real property covered by a deed of trust or mortgage, may be brought in the county and state in which the real property subject to such Deed of Trust or mortgage is located.

(b)             Waiver of Venue. Borrower and each other Obligor irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 13.5(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)             Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.1(a). Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(d)             Litigation Priority. Borrower irrevocably waives, to the fullest extent permitted by applicable Law, any claim that any action or proceeding commenced by the Administrative Agent, any Lender, the Swingline Lender, or the LC Issuer relating in any way to this Agreement should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by Borrower or any other Obligor relating in any way to this Agreement whether or not commenced earlier. To the fullest extent permitted by applicable Law, Borrower shall take all measures necessary for any such action or proceeding commenced by the Administrative Agent, any Lender, the Swingline Lender, or the LC Issuer to proceed to judgment prior to the entry of judgment in any such action or proceeding commenced by Borrower.

13.6          Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.7          Successors and Assigns.

(a)             Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Obligor may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations under this Agreement except (i) to an assignee in accordance with the provisions of Section 13.7(b), (ii) by way of participation in accordance with the provisions of Section 13.7(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.7(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.7(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)             Assignments by Lenders. Any Lender may at any time assign to one or more assignees (other than natural persons, any Defaulting Lender or any Person listed in the Prohibited Assignees and Participants Side Letter) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)             Minimum Amounts.

(A)             in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 13.7(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund, no minimum amount need be assigned; and

(B)             in any case not described in Section 13.7(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consents (such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this paragraph (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities, if any, on a non-pro rata basis.

(iii)           Required Consents. No consent shall be required for any assignment except to the extent required by Section 13.7(b)(i)(B) and, in addition:

(A)             the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default, has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and provided that Borrower’s consent shall not be required during the primary syndication of the Revolving Credit Facility;

(B)             the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Facility if such assignment is to a Person that is not (i) a Lender with a Commitment in respect of such Revolving Credit Facility, (ii) an Affiliate of such Lender, or (iii) an Approved Fund with respect to such Lender; and

(C)             the consent of the LC Issuer and the Swingline Lender shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons. No such assignment shall be made to (A) Borrower, any Affiliate of any Obligor, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender under this Agreement, would constitute any of the foregoing Persons described in this clause (B).

(vi)         No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)         Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender under this Agreement, no such assignment shall be effective unless and until, in addition to the other conditions thereto set out herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and the Administrative Agent, the applicable Commitment Percentage of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Swingline Lender, the LC Issuer, and each other Lender under this Agreement (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in LCs and Swingline Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender under this Agreement shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.7(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.2 and 13.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party under this Agreement arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.7(d).

(c)             Register. The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)             Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, the Administrative Agent, the LC Issuer, the Swingline Lender, and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) no person listed in the Prohibited Assignee and Participants Side Letter may be a Participant. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 13.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant and required the unanimous consent of the Lenders. Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.2, and 4.5 (subject to the requirements and limitations therein, including the requirements under Section 4.1(g) (it being understood that the documentation required under Section 4.1(g) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.7(b); provided that such Participant (A) agrees to be subject to the provisions of Section 4.7 as if it were an assignee under Section 13.7(b); and (B) shall not be entitled to receive any greater payment under Sections 4.1 or 4.2, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 4.7 with respect to any Participant. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 3.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.6 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)             Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations under this Agreement or substitute any such pledgee or assignee for such Lender as a party hereto.

13.8          Amendments, Consents, and Waivers.

(a)             Neither this Agreement nor any provision of this Agreement may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders, and acknowledged by the Administrative Agent, or, in the case of any other Loan Documents, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Obligor or Obligors that are parties thereto, in each case with the consent of the Required Lenders, and each such amendment, modification, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such agreement shall (i) extend or increase the Commitment of any Lender without the written consent of such Lender or extend the Commitment Termination Date without the written consent of each Lender (it being understood that a waiver of any condition set forth in Article 6 or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable under this Agreement, without the written consent of each Lender affected thereby, provided that, only the consent of the Required Lenders shall be necessary to (A) amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest or fees in respect of LCs at the Default Rate, or (B) amend any financial covenant under Article 9 (or any defined term used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or LC Disbursement or to reduce any fee payable hereunder or the amount of any mandatory prepayment hereunder, (iii) reduce the face amount of (or the amount which may be drawn upon) any LC or reduce the rate of interest thereon, or reduce any fees payable under this Agreement, without the written consent of each Lender affected thereby, (iv) postpone the Final Maturity Date or scheduled date of payment of the principal amount of any Loan, Swingline Loan, or LC Borrowing, or any interest thereon, or any fees payable under this Agreement, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment or Multicurrency Revolving Subcommitment, without the written consent of each Lender affected thereby (for the avoidance of doubt, mandatory prepayments pursuant to Section 3.3 may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders only), (v) alter the pro rata sharing of payments required under this Agreement or change Section 11.5, without the written consent of each Lender affected thereby, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights under this Agreement or make any determination or grant any consent under this Agreement, without the written consent of each Lender, (vii) release any Subsidiary Guarantor from its Guarantee under the Guarantee and Security Agreement except as expressly provided in Section 12.10(a)(ii) or as expressly provided in the Guarantee and Security Agreement, or limit the liability of the Subsidiary Guarantors in respect of the Guarantee and Security Agreement, without the written consent of each Lender, (viii) release all or substantially all of the Collateral without the written consent of each Lender, provided, that nothing herein shall prohibit the Administrative Agent from releasing any Collateral, or require the consent of the other Lenders for such release, if such release is expressly permitted under this Agreement or as expressly provided in the Guarantee and Security Agreement, (ix) waive any condition set forth in Article 6 without the written consent of each Lender, (x) change the definition of “Required Secured Parties” in the Guarantee and Security Agreement, without the written consent of each Secured Party, (xi) waive, alter or amend any Security Document in a manner which shall adversely affect the relative rights of any Secured Party as against any other Secured Party without the prior written consent of such adversely affected Secured Party, (xii) subordinate (A) the payment and priority of the Obligations to any other Indebtedness or (B) the priority of the Liens securing the Obligations to the Liens securing any other Indebtedness without the prior written consent of each affected Lender, or (xii) change Section 2.4(a) in a manner that would permit the expiration date of any LC to occur after the Commitment Termination Date without the consent of each Lender; provided that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the LC Issuer, or the Swingline Lender under this Agreement without the prior written consent of the Administrative Agent, the LC Issuer, or the Swingline Lender, as the case may be, and (B) the Fee Letter may be amended, supplemented, or otherwise modified, and any terms or provisions therein waived, pursuant to a written agreement entered into by the parties thereto.

(b)             Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby the LC Issuer) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(c)             Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent under this Agreement, except that (i) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, and (ii) any amendment, waiver or consent requiring all of the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(d)             No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any other Loan Document shall in any event be effective unless the same shall be in writing and signed and delivered by the Required Lenders or each Lender, as applicable, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(e)             Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including amendments to this Section 13.8) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to (i) effectuate the terms of Section 2.8(e) (including, as applicable, (1) to permit the Incremental Revolving Credit Increases to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the Incremental Revolving Credit Increase in any determination of (A) Required Lenders or (B) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment without the written consent of such affected Lender, (ii) effectuate Conforming Changes or Alternative Currency Conforming Changes as provided in this Agreement, or (iii) effectuate other amendments with respect to Multicurrency Revolving Loans as provided in Section 2.1(c).

13.9         Limitation of Liability. Neither Administrative Agent, any Lender nor any affiliate, officer, director, employee, attorney, or agent of such Person shall have any liability with respect to, and to the fullest extent permitted by applicable Law, Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue Administrative Agent, any Lender or any of such Person’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

13.10       Survival of Indemnification and Representations and Warranties.

(a)             Survival of Indemnification. All indemnities set out herein shall survive the execution and delivery of this Agreement, the making of the Loans, the repayment of the Loans and the other Obligations and the termination of the Commitments under this Agreement.

(b)             Survival of Representations and Warranties. All representations and warranties made under this Agreement and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Commitment remains in effect or any Loan, LC, or any other Obligations under this Agreement shall remain unpaid or unsatisfied.

(c)             Survival of Yield Protection Provisions. The provisions of Article 4 shall survive and shall continue in full force and effect as long as any Commitment remains in effect or any Loan, LC, or any other Obligations under this Agreement shall remain unpaid or unsatisfied.

13.11       Patriot Act; KYC Information. Administrative Agent hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow each Lender to identify each Obligor in accordance with the Patriot Act. Borrower shall, and shall cause each Subsidiary to, promptly following a request by any Lender, provide all documentation and other information that such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulations.

13.12       Foreign Lender Reporting Requirements. If any Foreign Lender becomes a party to this Agreement, such Lender will deliver to Borrower and Administrative Agent such documents and forms related to such status as Borrower or Administrative Agent may require.

13.13       Document Imaging. Borrower understands and agrees that (a) Administrative Agent’s document retention policy involves the imaging of executed loan documents and the destruction of the paper originals, and (b) Borrower waives any right that it may have to claim that the imaged copies of the Loan Documents are not originals.

13.14       Counterparts; Integration; Effectiveness; Electronic Execution.

(a)             Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article 6, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)             Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.15       Treatment of Certain Information; Confidentiality.

(a)             Each of the Administrative Agent, the Lenders, the Swingline Lender, and the LC Issuer agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable Law or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights under this Agreement or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments under this Agreement; (vii) on a confidential basis to (A) any Credit Rating Agency in connection with rating Borrower or its Subsidiaries or the Revolving Credit Facility or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Credit Facility; (viii) with the consent of Borrower; or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to the Administrative Agent, any Lender, the Swingline Lender, the LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower who did not acquire such information as a result of a breach of this Section. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

(b)             For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or the business of Borrower, other than any such information that is available to the Administrative Agent, any Lender, the Swingline Lender, or the LC Issuer on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

13.16       Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Obligor in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the applicable Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under applicable law).

13.17       Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)             In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 13.17, the following terms have the following meanings:

BHC Act Affiliate of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

Covered Entity means any of the following:

(i)             a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)           a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

Default Right has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

QFC has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

13.18       No Advisory or Fiduciary Responsibility In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries the Administrative Agent, any LC Issuer, any Swingline Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent, the LC Issuer, the Swingline Lender and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the LC Issuer, the Swingline Lender and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b)(i) the Administrative Agent, the LC Issuer, the Swingline Lender and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Administrative Agent, the LC Issuer, the Swingline Lender and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the LC Issuer, the Swingline Lender and the Lenders and their respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the LC Issuer, the Swingline Lender and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against any of the Administrative Agent, the LC Issuer, the Swingline Lender and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

13.19       Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

13.20       ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

STELLUS PRIVATE CREDIT BDC,

By:
W. Todd Huskinson
Chief Financial Officer

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT:

ZIONS BANCORPORATION, N.A. dba AMEGY BANK,
as Administrative Agent

By:
Name:
Title:

Signature Page to Credit Agreement

LENDERS:

ZIONS BANCORPORATION, N.A. dba AMEGY BANK,
as a Lender and LC Issuer

By:
Name:
Title:

Signature Page to Credit Agreement

FROST BANK,
as a Lender

By:
Name:
Title:

Signature Page to Credit Agreement

CITY NATIONAL BANK,
a national banking association,
as a Lender

By:
Name:
Title:

Signature Page to Credit Agreement

TEXAS CAPITAL BANK,
as a Lender

By:
Name:
Title:

Signature Page to Credit Agreement

TRUSTMARK NATIONAL BANK,
as a Lender

By:
Name:
Title:

Signature Page to Credit Agreement